UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting material under §240.14a-12

TRI Pointe Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
An annual meeting of stockholders (the “annual meeting”) of TRI Pointe Group, Inc. (“TRI Pointe”) will be held at 10:00 a.m. local time, on Wednesday, April 22, 2020, at our corporate offices, located at 19540 Jamboree Road, Suite 300, Irvine, California 92612. The annual meeting will be held for the following purposes:

•
to elect the six nominees named in the proxy statement to serve on TRI Pointe’s Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1);

•	to approve, on a non-binding, advisory basis, the compensation of TRI Pointe’s named executive officers (Proposal No. 2);

•	to conduct an advisory vote on the frequency of future advisory votes to approve the compensation of TRI Pointe’s named executive officers (Proposal No. 3);

•	to ratify the appointment of Ernst & Young LLP as TRI Pointe’s independent registered public accounting firm for 2020 (Proposal No. 4); and

•	to transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors recommends stockholders vote “FOR” the election of each of the six director nominees listed in Proposal No. 1, “FOR” Proposals No.  2 and No. 4 and “EVERY ONE YEAR” as the frequency of future advisory votes to approve the compensation of TRI Pointe’s named executive officers in Proposal No. 3.
All TRI Pointe stockholders are cordially invited to attend the annual meeting, although only those stockholders of record at the close of business on March 3, 2020 are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR SHARES OF TRI POINTE COMMON STOCK BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD AT YOUR EARLIEST CONVENIENCE.
We have elected to take advantage of the rules that allow companies to furnish their proxy materials via the Internet. As a result, the proxy statement was made available on the Internet and we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 13, 2020. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy statement and annual report. TRI Pointe’s proxy materials are available online at http://www.astproxyportal.com/ast/18094.
By Order of the Board of Directors,
David C. Lee
Secretary
Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.
March 13, 2020

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INFORMATION ABOUT THE ANNUAL MEETING
General; Date; Time and Place; Purposes of the Meeting
The enclosed proxy is solicited on behalf of our Board of Directors for use at the annual meeting of stockholders of TRI Pointe Group, Inc. (“TRI Pointe,” “we,” “us” or the “Company”) to be held at 10:00 a.m. local time, on Wednesday, April 22, 2020 or at any adjournments or postponements of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at our corporate offices, located at 19540 Jamboree Road, Suite 300, Irvine, California 92612.
At the annual meeting, stockholders will be asked to:

•
elect the six nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1);

•	approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal No. 2);

•	conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal No. 3);

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal No. 4); and

•	transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
When this proxy statement refers to the “annual meeting,” it is also referring to any adjournment or postponement of the annual meeting, if it is determined by our Board of Directors to be necessary or appropriate. These materials were first sent or made available to stockholders on March 13, 2020.
Electronic Delivery
In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish the proxy materials to our stockholders via the Internet. We believe electronic delivery will expedite stockholders’ receipt of proxy materials, while lowering costs and reducing the environmental impact of the annual meeting by reducing printing and mailing of full sets of proxy materials. This proxy statement was made available on the Internet and we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials on or about March 13, 2020. If a stockholder would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.
Record Date; Quorum
Holders of record of our common stock at the close of business on March 3, 2020, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. At the close of business on the record date, 134,203,741 shares of our common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of our common stock held as of the record date.

A quorum must be established in order for our stockholders to take action at the annual meeting. The presence at the annual meeting, in person or by proxy, of the holders of stock having a majority of votes that could be cast by the holders of all outstanding stock entitled to vote at the annual meeting will constitute a quorum. If a share is represented for any purpose at the annual meeting, it will be deemed present for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is present when the annual meeting is convened, the subsequent withdrawal of stockholders, even if less than a quorum remains after such withdrawal, will not affect the ability of the remaining stockholders to lawfully transact business.
As of March 3, 2020, our directors and current executive officers held approximately 1.8% of the shares entitled to vote at the annual meeting. See “Ownership of Our Common Stock.”
Solicitation of Proxies
We will bear the entire cost of soliciting proxies from our stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on our website by our directors, officers and employees, who will not receive additional compensation for these services. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $12,000 plus expenses. Banks, brokers and other nominees will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.
Adjournments and Postponements
Although it is not currently expected, if it is determined by our Board of Directors to be necessary or appropriate, the annual meeting may be adjourned or postponed. Notice will not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. If our Board of Directors fixes a new record date for determination of stockholders entitled to vote at an adjourned meeting, our Board of Directors will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as the record date determined for stockholders entitled to vote at the adjourned meeting.
Attending the Annual Meeting
All stockholders, including stockholders of record and stockholders who hold their shares in “street name” through banks, brokers or other nominees, are invited to attend the annual meeting. Stockholders of record can vote in person at the annual meeting. To attend the annual meeting, stockholders of record need to bring a valid picture identification. If a stockholder holds shares in “street name” through an account with a bank, broker or other nominee, the holder will need to contact its bank, broker or other nominee and obtain a “legal proxy” from the bank, broker or other nominee and present the “legal proxy” and valid picture identification at the annual meeting, which “legal proxy” will serve as the stockholder’s admission ticket. Cell phones must be turned off prior to entering the annual meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, except to the extent permitted by us. You can obtain directions to be able to attend the annual meeting and vote in person, by requesting them in writing or by telephone from us at the following address and telephone number: TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Investor Relations; Telephone: (949) 478-8696.
Householding
SEC rules allow delivery of a single document to households at which two or more stockholders reside. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. If a stockholder of record is eligible for householding, but it and other stockholders of record with which it shares an address receive multiple copies of the Notice, or if a stockholder of record holds stock in more than one account, and in either case the stockholder wishes to receive a single copy of the Notice for its household, it should notify our Corporate Secretary. If a stockholder participates in householding and wishes to receive a separate copy of the Notice, or does not wish to participate in householding and prefers to receive separate copies of the Notice in the future, it should notify our Corporate Secretary. A stockholder may notify our Corporate Secretary in writing at TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Corporate Secretary, or by telephone at (949) 438-1400.
If a stockholder holds its shares through an intermediary that is utilizing householding and the stockholder wishes to receive separate copies of our annual report and proxy statement in the future, or if it is receiving multiple copies of our proxy materials and annual report and wishes to receive only one, it should contact its bank, broker or other nominee record holder.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The following are some of the questions that stockholders may have about the annual meeting and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge our stockholders to read this proxy statement in its entirety prior to making any decision.

Q:	What proposals will be voted on at the annual meeting?

A:	Stockholders will vote on the following proposals:

•
to elect the six nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1);

•	to approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal No. 2);

•	to conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal No. 3); and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal No. 4).

Q:	How does our Board of Directors recommend stockholders vote?

A:	Our Board of Directors recommends that stockholders vote:

•	“FOR” the election of each of the six nominees to our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1);

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2);

•	“EVERY ONE YEAR” as to the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal No. 3); and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020 (Proposal No. 4).
Questions With Respect to the Election of Directors (Proposal No. 1)

Q:	What vote is required for election of directors?

A:
Our Bylaws provide for majority voting in uncontested director elections. Uncontested director elections are defined as any meeting of stockholders at which directors are to be elected and the number of nominees does not exceed the number of directors to be elected. The election of directors at the annual meeting will be an uncontested director election, as defined. Therefore, each nominee for election as a director will be elected at the annual meeting if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election. Abstentions and “broker non-votes” will not be counted as votes cast and will not affect the outcome with regard to this proposal. There is no cumulative voting in the election of directors.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 1?

A:
If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted “FOR” the election of each of the six nominees named in this proxy statement to our Board of Directors.

Q:	What if a stockholder returns a proxy but instructs the proxy holder to abstain with respect to one or more nominees?

A:
If a stockholder submits a properly executed proxy to us and the proxy instructs the proxy holder to abstain with respect to one or more nominees, the shares subject to the proxy will not be voted for or against that nominee or those nominees and will be voted “FOR” or “AGAINST” the remaining nominee(s), if any, as indicated on the proxy.

Q:	What if a stockholder is a beneficial owner of shares held in “street name” and fails to provide voting instructions with respect to Proposal No. 1?

A:
If a stockholder is the beneficial owner of shares held in “street name” through its bank, broker or other nominee, the bank, broker or other nominee will typically be prohibited from voting in its discretion on this proposal with respect to that stockholder’s shares and these “broker non-votes” will not affect the outcome of the election.

Questions With Respect to the Advisory Vote on Executive Compensation (Proposal No. 2)

Q:	What vote is required to approve the advisory vote on executive compensation?

A:
Pursuant to our Bylaws, this proposal requires the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting. The stockholder vote on this proposal is an advisory vote only and is not binding on TRI Pointe, our Board of Directors or our Compensation Committee.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 2?

A:
If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted “FOR” the adoption of the resolution approving the compensation of our named executive officers.

Q:	What if a stockholder returns a proxy but instructs the proxy holder to abstain with respect to Proposal No. 2?

A:
If a stockholder submits a properly executed proxy to us and the proxy instructs the proxy holder to abstain from voting on this proposal, the shares subject to the proxy will not be voted, and will have the effect of a vote “AGAINST”, with regard to this proposal.

Q:	What if a stockholder is a beneficial owner of shares held in “street name” and fails to provide voting instructions with respect to Proposal No. 2?

A:
If a stockholder is the beneficial owner of shares held in “street name” through its bank, broker or other nominee, the bank, broker or other nominee will typically be prohibited from voting in its discretion on this proposal with respect to that stockholder’s shares and these “broker non-votes” will not affect the outcome of the vote on this proposal.

Questions With Respect to the Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 3)

Q:	What vote is required to determine, on an advisory basis, the frequency of future advisory votes on executive compensation?

A:
Pursuant to our Bylaws, this proposal requires the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting. With regard to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, TRI Pointe will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. The stockholder vote on this proposal is an advisory vote only and is not binding on TRI Pointe, our Board of Directors or our Compensation Committee.

Q:	What if a TRI Pointe stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 3?

A:
If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted for “EVERY ONE YEAR” as the frequency of future advisory votes to approve the compensation of our named executive officers.

Q:	What if a stockholder returns a proxy but instructs the proxy holder to abstain with respect to Proposal No. 3?

A:
If a stockholder submits a properly executed proxy to us and the proxy instructs the proxy holder to abstain from voting on this proposal, the shares subject to the proxy will not be voted for any of the frequency alternatives with regard to this proposal and will have the effect of a vote “AGAINST” all three alternatives.

Q:	What if a stockholder is a beneficial owner of shares held in “street name” and fails to provide voting instructions with respect to Proposal No. 3?

A:
If a stockholder is the beneficial owner of shares held in “street name” through its bank, broker or other nominee, the bank, broker or other nominee will typically be prohibited from voting in its discretion on this proposal with respect to that stockholder’s shares and these “broker non-votes” will not affect the outcome of the vote on this proposal.

Questions With Respect to the Ratification of the Appointment of Auditors (Proposal No. 4)

Q:	What vote is required to approve the ratification of the appointment of auditors?

A:
Pursuant to our Bylaws, this proposal requires the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 4?

A:
If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

Q:	What if a stockholder returns a proxy but instructs the proxy holder to abstain with respect to Proposal No. 4?

A:
If a stockholder submits a properly executed proxy to us and the proxy instructs the proxy holder to abstain from voting on this proposal, the shares subject to the proxy will not be voted, and will have the effect of a vote “AGAINST”, with regard to this proposal.

Q:	What if a stockholder is a beneficial owner of shares held in “street name” and fails to provide voting instructions with respect to Proposal No. 4?

A:
If a stockholder is the beneficial owner of shares held in “street name” through its bank, broker or other nominee, the bank, broker or other nominee will typically have the authority to exercise its voting discretion to vote on this proposal.

General Questions

Q:	How can stockholders cast their vote?

A:	Stockholders may vote in one of the following ways:

•	by using the toll-free number shown on the proxy card (or voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee);

•	by visiting the website shown on the proxy card (or voting instruction card) to submit a proxy via the Internet;

•	by completing, signing, dating and returning the enclosed proxy card (or voting instruction card) in the enclosed postage-paid envelope; or

•	by attending the annual meeting and voting their shares.

Q:	If a stockholder is not going to attend the annual meeting, should that stockholder return its proxy card or otherwise vote its shares?

A:	Yes. Returning the proxy card (or voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee) or voting by calling the toll-free number shown on the proxy card (or voting instruction card) or visiting the website shown on the proxy card (or voting instruction card) to submit a proxy via the Internet ensures that the shares will be represented and voted at the annual meeting, even if the stockholder will be unable to, or does not, attend.

Q:	If a stockholder’s shares are held in “street name” through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?

A:
Banks, brokers or other nominees will not vote shares of a stockholder with respect to Proposals No. 1, No. 2 and No. 3 unless the stockholder instructs its bank, broker or other nominee how to vote. A stockholder should follow the directions on the voting instruction card provided by its bank, broker or other nominee regarding how to instruct its bank, broker or other nominee to vote its shares. If a stockholder does not provide its bank, broker or other nominee with instructions, under New York Stock Exchange (“NYSE”) rules, that bank, broker or other nominee will not be authorized to vote with respect to Proposals No. 1, No. 2 and No. 3, but may vote in its discretion with respect to Proposal No. 4.

Q:	Can a stockholder change or revoke its proxy after mailing its proxy card?

A:	Yes. If a stockholder has properly completed and submitted its proxy card, that stockholder can change or revoke its proxy vote in any of the following ways:

•	by filing with our Corporate Secretary an instrument in writing revoking the proxy;

•	by filing with our Corporate Secretary a duly executed proxy bearing a later date;

•
by logging onto the website specified on the proxy card (or voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee) in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card (or voting instruction card) prior to the annual meeting, in each case if the stockholder is eligible to do so, and following the instructions on the proxy card (or voting instruction card); or

•	by attending the annual meeting and voting in person.
Simply attending the annual meeting will not revoke a proxy. In the event of multiple online or telephone proxies submitted by a stockholder, each proxy will supersede any earlier dated proxy and the proxy bearing the latest date will be deemed to be the final proxy of that stockholder unless that proxy is revoked.
If a stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed that person to vote its shares, it should instruct that person to change its vote, or if, in the alternative, a stockholder holding shares in “street name” wishes to vote in person at the annual meeting, the stockholder must obtain a “legal proxy” from the bank, broker or other nominee and present the “legal proxy” at the annual meeting.

Q:	What should stockholders do now?

A:
After carefully reading and considering the information contained in this proxy statement, stockholders should complete their proxies or voting instruction cards as soon as possible so that their shares will be represented and voted at the annual meeting. Stockholders should follow the instructions set forth on the enclosed proxy card (or the voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee).

Q:	Who can answer my questions?

A:
If you have any questions about the annual meeting, need assistance in voting your shares or need additional copies of this proxy statement or the proxy card (or voting instruction card if you received your proxy materials from a bank, broker or other nominee), you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
(800) 207-3158 (Toll Free)
(212) 269-5550 (Call Collect)
or
TRI Pointe Group, Inc.
19540 Jamboree Road, Suite 300
Irvine, California 92612
Attention: Investor Relations
Telephone: (949) 478-8696

PROPOSAL NO. 1
ELECTION OF DIRECTORS
All of our directors are elected annually at the annual meeting of stockholders. Stockholders are requested to elect the six nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death.
In February 2020, Thomas B. Rogers, a current director, notified our Board of Directors of his decision to retire from our Board of Directors upon the expiration of his current term immediately following the upcoming annual meeting and not stand for re-election as a member of our Board of Directors at the upcoming annual meeting. Our Board of Directors continues to evaluate its current size and review options, including potentially reducing the size of our Board of Directors to six members, and possible candidates for the replacement of Mr. Rogers following his retirement.
The names of the six nominees for director and their current positions and offices with us are set forth below. Each of the nominees is currently a director. Detailed biographical information regarding each of these nominees is provided in “Board of Directors—Director Nominees.” Our Nominating and Corporate Governance Committee of our Board of Directors has reviewed the qualifications of each of the nominees and has recommended to our Board of Directors that each nominee be submitted to a vote at the annual meeting.
All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, our Board of Directors may designate a substitute nominee or reduce the size of our Board of Directors. If our Board of Directors designates a substitute nominee, proxies may be voted for that substitute nominee. Our Board of Directors knows of no reason why any nominee will be unable or unwilling to serve if elected. Listed below are the six nominees for election as a director at the annual meeting.

Name	Age	Position
Mr. Steven J. Gilbert	72	Chairman of the Board
Mr. Douglas F. Bauer	58	Chief Executive Officer and Director
Mr. Lawrence B. Burrows	67	Independent Director
Mr. Daniel S. Fulton	71	Independent Director
Ms. Vicki D. McWilliams	62	Independent Director
Ms. Constance B. Moore	64	Independent Director
Required Vote
Each nominee for election as a director will be elected if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election. Abstentions and “broker non-votes” will not be counted as votes cast and will not affect the outcome with regard to this proposal. There is no cumulative voting in the election of directors.
Director Resignation Policy
Under our director resignation policy, any incumbent director who is not re-elected must promptly tender a written offer of resignation as a director. Our Nominating and Corporate Governance Committee will consider the resignation offer and recommend to our Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our Board of Directors accept any resignation offer, our Nominating and Corporate Governance Committee will be entitled to consider all factors believed relevant by our Nominating and Corporate Governance Committee’s members, including, but not limited to: (i) any stated or perceived reasons for the director not receiving a majority vote, (ii) any alternatives for curing the underlying cause of the votes against, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to our Board of Directors, and (vi) the overall composition of our Board of Directors, including whether accepting the resignation would cause us to fail to meet any applicable SEC or NYSE requirements or violate any of our material agreements.
In determining what action to recommend or take regarding a director’s resignation, each of our Nominating and Corporate Governance Committee and our Board of Directors may consider a range of alternatives as it deems appropriate, including, but not limited to: (i) accepting the resignation offer, (ii) rejecting the resignation offer, (iii) rejecting the resignation offer to allow the director to remain on our Board of Directors but agreeing that the director will not be nominated for re-election to our Board of Directors at the next election of directors, (iv) deferring acceptance of the resignation offer until our Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation offer would create, or (v) deferring acceptance of the resignation offer if the director can cure the underlying cause for not receiving a majority vote within a specified period of time.
Our Board of Directors will act on our Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote. In deciding whether to accept the resignation offer, our Board of Directors will consider the factors considered by our Nominating and Corporate Governance Committee and any additional information and factors our Board of Directors believes to be relevant. If our Board of Directors accepts a director’s resignation offer pursuant to this process, our Nominating and Corporate Governance Committee will recommend to our Board of Directors and our Board of Directors will thereafter determine whether to fill such vacancy or reduce the size of our Board of Directors. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either our Nominating and Corporate Governance Committee or our Board of Directors with respect to his or her own resignation offer. If other directors who are members of our Nominating and Corporate Governance Committee did not receive a majority vote in the same uncontested election of directors, so that a quorum of our Nominating and Corporate Governance Committee cannot be achieved, then the other independent directors on our Board of Directors who received a majority of votes cast in that election will consider such resignation offer and recommend to our Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken, regarding the resignation of each director who did not receive a majority vote.
Our Board of Directors recommends that stockholders vote “FOR” the election of each of the six nominees to our Board of Directors.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are required by the Securities Exchange Act of 1934, as amended (“Exchange Act”), to provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”). At our 2014 annual meeting of stockholders, we asked our stockholders to vote as to the frequency of future advisory votes to approve the compensation of our NEOs, and approximately 66.4% of the votes cast were voted for every three years. At our 2017 annual meeting of stockholders, we held our most recent such vote and more than 97.5% of the votes cast were voted for approval, on a non-binding, advisory basis, of the compensation of our NEOs. At this annual meeting, we are asking our stockholders to approve, on a non-binding, advisory basis, the following resolution:
RESOLVED, that the stockholders of TRI Pointe Group, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2020 proxy statement.
We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this proxy statement. We believe that our success is attributable in substantial part to our talented and committed executives. Therefore, we have designed our executive compensation program to achieve the following objectives:

•	align the interests of our executive officers with those of our stockholders;

•	motivate executive officers to grow long-term stockholder value;

•	reinforce our pay for performance culture by aligning the compensation realized by our executive officers with the achievement of company goals;

•	provide total compensation opportunities that allow us to attract, retain and motivate talented executive officers; and

•	promote desired behavior through incentive compensation without encouraging imprudent risk-taking.
Although this proposal is non-binding, our Board of Directors values the views of our stockholders. Our Board of Directors and our Compensation Committee will review the results of the vote on this proposal when determining future executive compensation arrangements.
Required Vote
This proposal must be approved by the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting. Abstentions will be treated as being present and entitled to vote, and will have the effect of a vote against, this proposal. “Broker non-votes” will not be treated as shares entitled to vote on the proposal and will not affect the outcome of the vote on this proposal.
Our Board of Directors recommends that stockholders vote “FOR” the adoption of the resolution approving, on a non-binding, advisory basis, the compensation of our NEOs.

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background to the Advisory Vote

In Proposal No. 2, our stockholders are being asked to vote on an advisory resolution on NEO compensation, commonly known as “say-on-pay.” Pursuant to Section 14A of the Exchange Act, in this Proposal No. 3, our stockholders are able to indicate how frequently they believe an advisory “say-on-pay” vote, as included in Proposal No. 2, should occur. By voting on this Proposal No. 3, our stockholders may indicate whether they prefer that we hold an advisory “say-on-pay” vote every one year, every two years or every three years. We currently anticipate that the next stockholder vote on the frequency of future advisory “say-on-pay” votes will occur at our 2026 annual meeting of stockholders.

Reason for our Board of Directors’ Recommendation

After careful consideration, our Board of Directors recommends that future advisory votes on executive compensation occur every year. Our Board of Directors has concluded that this frequency is appropriate because it will provide our stockholders with the opportunity to express their views annually on the NEO compensation program described in our proxy statement. Our Board of Directors will periodically reassess its view and may choose to later modify its recommendation if it believes a different frequency reflects a more appropriate balance of considerations.

Our stockholders will be able to specify one of four choices for this proposal on the proxy card: every one year, every two years, every three years or abstain. Stockholders are not voting to approve or disapprove our Board of Director’s recommendation. This advisory vote on the frequency of future advisory “say-on-pay” votes is non-binding on us, our Board of Directors and our Compensation Committee. Because this vote is advisory and not binding, our Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis. Our Board of Directors values stockholder opinion, and will consider the frequency that receives the most votes when deciding how often to conduct advisory say-on-pay votes in the future.

Required Vote

This proposal regarding the frequency of future advisory votes to approve the compensation of our NEOs must be approved by the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting. Abstentions will be treated as being present and entitled to vote, and will have the effect of a vote against each of the three frequency alternatives, with regard to this proposal. “Broker-non-votes” will not be treated as present and entitled to vote and will not affect the outcome with regard to this proposal. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders.

Our Board of Directors recommends that stockholders vote “EVERY ONE YEAR” as the frequency of future advisory votes to approve the compensation of our NEOs.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further recommended that our Board of Directors submit the selection of our independent registered public accounting firm for ratification by stockholders at the annual meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2010. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
None of our Bylaws, our Certificate of Incorporation or any other governing documents or applicable law requires stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Board of Directors is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as our independent registered public accounting firm. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interest of stockholders. For information concerning fees billed to us for the fiscal years ended December 31, 2018 and 2019, see “Audit Committee Matters—Independent Registered Public Accounting Firm Fees.”
Required Vote
This proposal must be approved by the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting. Abstentions will be treated as being present and entitled to vote, and will have the effect of a vote against, with regard to this proposal. As this proposal is considered “routine,” banks, brokers or other nominees may exercise their voting discretion in the absence of specific instructions with regard to this proposal.
Our Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

BOARD OF DIRECTORS
Composition of our Board of Directors
Our Certificate of Incorporation provides that the authorized number of directors shall not be fewer than three and shall be fixed from time to time solely by resolution adopted by affirmative vote of a majority of directors then in office. Our Board of Directors currently consists of seven directors. However, Mr. Rogers, a current director, will retire from our Board of Directors upon the expiration of his current term immediately following the upcoming annual meeting. Our Board of Directors continues to evaluate its current size and review options, including potentially reducing the size of our Board of Directors to six members, and possible candidates for the replacement of Mr. Rogers following his retirement.
Pursuant to our employment agreement with Mr. Bauer, we have agreed that while he is employed under that agreement, we will nominate him for re-election as a member of our Board of Directors. See “Executive Compensation—Employment Agreements and RSU Awards.”
Director Nominees
The nominees for election to our Board of Directors, together with biographical information furnished by each of them and information regarding each nominee’s qualifications, are set forth below. There are no family relationships among our executive officers and directors.
DOUGLAS F. BAUER, 58, has served as our Chief Executive Officer and as a member of our Board of Directors since January 30, 2013. He was a member of TRI Pointe Homes, LLC’s (“TPH LLC”) board of managers prior to its conversion into a corporation. Prior to forming TPH LLC in April 2009, from 1989 to 2009, Mr. Bauer served in several capacities, including most recently the President and Chief Operating Officer, for William Lyon Homes, a homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. His prior titles at William Lyon Homes also included Chief Financial Officer and, prior thereto, President of its Northern California Division. Prior to his 20-year tenure at William Lyon Homes, Mr. Bauer spent seven years at Security Pacific National Bank in Los Angeles, California in various financial positions. Mr. Bauer has more than 30 years of experience in the real estate finance, development and homebuilding industry. Mr. Bauer has been involved in both legislative efforts and community enhancement programs through his involvement in the California Building Industry Association and HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness and crisis pregnancy. Mr. Bauer received his B.A. from the University of Oregon and later received his M.B.A. from the University of Southern California. As our Chief Executive Officer, Mr. Bauer has intimate knowledge of our business and operations, and he provides our Board of Directors with extensive experience in real estate finance, operations and development, as well as a familiarity with the workings of the homebuilding industry.
LAWRENCE B. BURROWS, 67, has served as a member of our Board of Directors since July 7, 2014. Mr. Burrows served as an executive officer of the Weyerhaeuser Company from 2008 through 2013, when he retired after 25 years with the company. He was Senior Vice President of Wood Products for Weyerhaeuser Company from 2010 through 2013. From 2008 to 2010, Mr. Burrows was President and Chief Executive Officer of Weyerhaeuser Real Estate Company (“WRECO”). Prior to becoming WRECO’s President and Chief Executive Officer, he served as President of Winchester Homes, a WRECO subsidiary, from 2003 to 2008. Currently, Mr. Burrows serves as a member of the Board of

Directors and Audit Committee of Conner Industries, a privately-held industrial wood and packaging solutions company. He also serves as Chair of the Dean’s Advisory Board of the Edward J. Bloustein School of Planning and Public Policy at Rutgers University where he is also a Senior Planning Fellow. Mr. Burrows is also an officer and Treasurer of the non-profit Chesapeake Multi-Cultural Resource Center. Before joining Weyerhaeuser Company and WRECO, Mr. Burrows was a real estate consultant and developer. Mr. Burrows served on the Board of Habitat for Humanity, Seattle/King County, and HomeAid of Northern Virginia. Mr. Burrows earned a B.A. from Rutgers University, a Masters in City Planning from the University of Pennsylvania, and is a graduate of the Wharton School of Business Advanced Management Program. He is the author of Growth Management: Issues, Techniques and Policy Implications, published by the Center for Urban Policy Research at Rutgers University. Our Board of Directors believes that Mr. Burrows’ experience in real estate development and homebuilding is a tremendous benefit to our Board of Directors.
DANIEL S. FULTON, 71, has served as a member of our Board of Directors since July 7, 2014. Mr. Fulton served as President, Chief Executive Officer and a member of the board of directors of Weyerhaeuser Company from 2008 through 2013, when he retired after nearly 38 years with the company. Prior to becoming Weyerhaeuser Company’s Chief Executive Officer, Mr. Fulton served as the President and Chief Executive Officer of WRECO from 2001 to 2008. During Mr. Fulton’s tenure as Weyerhaeuser Company’s Chief Executive Officer, he was a member of the Business Roundtable (BRT), where he served as the chair of the BRT Housing Subcommittee, and served on the boards of a number of industry associations, including NAFO (the National Alliance of Forest Owners), NAREIT (National Association of Real Estate Investment Trusts), SFI (Sustainable Forest Initiative) and the AF&PA (American Forest and Paper Association). Mr. Fulton is the past chair of the Washington Roundtable, where he continues as a member, and is the past chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University, where he continues to serve as an Executive Fellow. Mr. Fulton is a director of Saltchuk Resources, a privately-owned company primarily engaged in transportation and distribution, and a member of the Advisory Board for the Foster School of Business at the University of Washington. He is also a director of Green Diamond Resource Company, a privately-held, Seattle-based timber company. Mr. Fulton graduated with a B.A. in economics from Miami University (Ohio) in 1970. He received an M.B.A. in finance from the University of Washington in 1976, and he completed the Stanford University Executive Program in 2001. From 1970 to 1974, he served on active duty as an officer in the U.S. Navy Supply Corps. Our Board of Directors believes that Mr. Fulton’s extensive experience in real estate finance and development, along with his executive and leadership experience, makes him a valuable contributor to our Board of Directors.
STEVEN J. GILBERT, 72, has served as a director on our Board of Directors since January 30, 2013. Mr. Gilbert is Chairman of the Board of Gilbert Global Equity Partners, L.P., a billion dollar private equity fund, and has served in this capacity since 1998. He is also a director of Fairholme Funds (Nasdaq: FAIRX), an open-end investment company; Senior Advisor to Continental Grain; a director of MBIA, Inc., (NYSE: MBI); and is the Lead Independent Director of Oaktree Capital Group (NYSE: OAK) and the Empire State Realty Trust (NYSE: ESRT). He is Vice Chairman of MidOcean Equity Partners, LP, and served as the Vice Chairman of Stone Tower Capital from January 2007 until April 2012 and as the Senior Managing Director and Chairman of Sun Group (USA) until 2009. From 1992 to 1997 he was a Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 to 1992, he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Prior to that, from 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J. P. Morgan Capital Partners), which he founded. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. He was an associate in corporate finance at Morgan Stanley &

Co. from 1972 to 1976, a Vice President at Wertheim & Co., Inc. from 1976 to 1978 and a Managing Director at E. F. Hutton International from 1978 to 1980. Mr. Gilbert was recently Chairman of the Board of Dura Automotive Systems, Inc., Chairman of CPM Holdings, True Temper Sports and a Director of J. O. Hambro Capital Management Group and the Asian Infrastructure Fund. Previously, Mr. Gilbert has been a Director of numerous companies, including Montpelier Re, Olympus Trust, Office Depot, Inc., Funk & Wagnalls, Inc., Parker Pen Limited, Piggly Wiggly Southern, Inc., Coast Community News, Inc., GTS-Duratek, Magnavox Electronic Systems Company, UroMed Corporation, Star City Casino Holdings, Ltd., Katz Media Corporation, Airport Group International, Batavia Investment Management, Ltd., Affinity Financial Group, Inc., ESAT Telecom, Ltd., Colep Holding, Ltd., NFO Worldwide, Terra Nova (Bermuda) Holdings, Limited and Veritas-DCG. He was the principal owner, Chairman and Chief Executive Officer of Lion’s Gate Films from 1980 to 1984. Mr. Gilbert is a member of the Council on Foreign Relations and the Global Agenda Council on Capital Flows of the World Economic Forum and a member of the Board of Governors of the Lauder Institute. Mr. Gilbert received his B.A. from the Wharton School at the University of Pennsylvania, his J.D. from the Harvard Law School and his M.B.A. from the Harvard Graduate School of Business. Mr. Gilbert provides our Board of Directors with vast investment management and leadership experience, and his prior and current service as a director of numerous publicly-held companies allows him to make valuable contributions to our Board of Directors.
VICKI D. McWILLIAMS, 62 has served as a member of our Board of Directors since July 19, 2018. She has served as Executive Vice President of Stores for Williams-Sonoma, Inc. (NYSE: WSM), a specialty retailer of high-quality products for the home, since 2008. Her responsibilities include leading approximately 20,000 associates in 620 stores, as well as the customer care function. Ms. McWilliams’ responsibilities include developing retail strategies, human resources, profit and loss, margin, customer service, innovation in service offerings, product feedback and real estate relocations and remodels. Prior to joining Williams-Sonoma, Ms. McWilliams held several positions at Nordstrom (NYSE: JWN) during her 29-year tenure with the Company. From 1996 to 2008, she served as Executive Vice President, leading stores in Northern California and Washington, D.C. Her responsibilities included overseeing stores, developing retail strategies, distribution centers, product development, annual budgets and net income.  Prior to her EVP role, Ms. McWilliams held various positions at Nordstrom, including leading the largest store, San Francisco Centre, and serving in buying roles earlier in her career.  Ms. McWilliams received her B.A. in Clothing and Textiles from Washington State University.  Ms. McWilliams was honored by the San Francisco Board of Supervisors in 2006 for excellence in business partnership, served on the Juvenile Diabetes San Francisco Board of Directors for over ten years and has lead campaigns for both the United Way and St. Jude’s. Ms. McWilliams provides our Board of Directors with expertise in consumer retail and the new home space and provides our Board of Directors with valuable insights regarding the customer experience.
CONSTANCE B. MOORE, 64, has served as a member of our Board of Directors since July 7, 2014. She has served as a director of Civeo Corporation (NYSE:  CVEO) since June 2014. She has served as a director of Columbia Property Trust (NYSE: CXP) since November 2017 and as a director of Strive Communities, a private company, since January 2019. Ms. Moore served as a Director of BRE Properties, Inc. (NYSE: BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014, served as President and Chief Operating Officer from January 2004 until December 2004 and served as Executive Vice President & Chief Operating Officer from September 2002 to December 2003. Ms. Moore has more than 40 years of experience in the real estate industry. Prior to joining BRE in 2002, she was a managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust. Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business and a bachelor’s degree from San Jose State University. In 2009, she served as chair of the NAREIT. Currently, she is the chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at University of California, Berkeley, a Governor and a Trustee of the Urban Land Institute and serves on the Board of the Urban Land Institute Foundation and the Urban Land Global Board of Directors, serves on the board of Bridge Housing Corporation, serves on the board of the University of California, Berkeley, Haas School of Business, and serves on the board of the Tower Foundation at San Jose State University. Our Board of Directors believes that Ms. Moore provides it with significant leadership and real estate management experience.
Retiring Director
Mr. Thomas B. Rogers will not stand for re-election at our upcoming annual meeting and, as such, his term will expire immediately following the annual meeting. We acknowledge and thank Mr. Rogers for his invaluable contributions to our Board of Directors, including as Chairperson of our     Audit Committee, and the Company during his seven years of service and wish him all the best in his future endeavors.
Qualifications and Characteristics for Directors
Our Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, our Board of Directors believes there are certain attributes every director should possess, including high personal and professional ethical standards, practical wisdom, mature judgment and integrity. Our Board of Directors seeks out, and our Board of Directors is comprised of, individuals whose background and experience complement those of our other directors. In particular, our Board of Directors is comprised of persons with a diverse range of skills, experience and backgrounds in areas including, but not limited to, real estate development, homebuilding, finance, investment management, sales and marketing, operations and consumer retail, as well as substantial experience serving on other public and private boards of directors and in senior management roles within companies across various industries. Accordingly, our Board of Directors and our Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board of Directors’ overall composition and our current and future needs. Our Board of Directors believes that each director nominee possesses the qualities and experience that our Board of Directors and our Nominating and Governance Committee believe are important, as described in further detail below in the section entitled “Corporate Governance—Committees of our Board of Directors—Nominating and Corporate Governance Committee.”

CORPORATE GOVERNANCE
Corporate Governance Highlights

✓	Separate independent Chairman of our Board of Directors and Chief Executive Officer (“CEO”)

✓	All directors are independent under NYSE standards, except CEO

✓	Audit, Compensation and Nominating and Corporate Governance Committees are each comprised solely of independent directors

✓	Annual election of directors

✓	Majority voting in uncontested director elections

✓	Director resignation policy requiring incumbent directors who are not re-elected to tender promptly a written offer of resignation

✓	Stock ownership guidelines for our directors and executive officers

✓	Policy for recoupment of executive officer incentive based compensation in the event of certain restatements of our financial results

✓	Regular executive sessions of independent directors
Director Independence
Our Board of Directors has determined that six of its directors, Mses. McWilliams and Moore and Messrs. Burrows, Fulton, Gilbert and Rogers, constituting a majority of directors, satisfy the listing standards for independence of the NYSE. As noted above, Mr. Rogers will retire from our Board of Directors upon the expiration of his current term immediately following the upcoming annual meeting.
The non-management directors meet regularly in executive sessions outside the presence of management, and Mr. Gilbert, as Chairman of our Board of Directors, currently presides at all executive sessions of the non-management directors.
Leadership Structure of our Board of Directors
Our Corporate Governance Guidelines provide that our Board of Directors is free to select a Chairman in the manner it considers to be in our best interest and that the roles of Chairman of our Board of Directors and Chief Executive Officer may be filled by a single individual or two different persons. In 2014, our Board of Directors amended our Bylaws to provide that the position of Chairman of our Board of Directors is not an officer position. This provides our Board of Directors with flexibility to decide what leadership structure is in our best interests at any point in time. Currently, two different persons serve in these roles: Mr. Gilbert serves as Chairman of our Board of Directors and Mr. Bauer serves as Chief Executive Officer. At this time, our Board of Directors has determined that having Mr. Gilbert serve as Chairman of our Board of Directors and Mr. Bauer serve as Chief Executive Officer is in our best interest, as it allows Mr. Gilbert to focus on the effectiveness of our Board of Directors and oversight of our senior management team while Mr. Bauer focuses on executing our strategy and managing our business. In the future, however, our Board of Directors may determine that it is in our best interest to have a single individual serve as both Chairman of our Board of Directors and Chief Executive Officer.

Role of our Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of the risk management process. Our Board of Directors administers this oversight function directly, with support from three of its standing committees—our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. Our full Board of Directors monitors risks through regular reports from each of the committee chairs and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
In connection with its risk management role, our Audit Committee considers and discusses with management our major financial risk exposures and the steps management takes to monitor and control these exposures. Our Audit Committee oversees the policies and processes relating to financial statements, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating related risks. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our compensation policies and programs. Based on this oversight approach, we do not believe that our present employee compensation policies and programs are likely to have a material adverse effect on us. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our Corporate Governance Guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. In performing their respective functions, each committee has full access to management, as well as the ability to engage advisors.
It is neither feasible nor desirable to attempt to monitor or eliminate all risk. Accordingly, we necessarily face, and will continue to face, a variety of risks in the conduct of our business and there can be no assurance that our Board of Directors and its committees’ oversight will be effective in identifying and addressing all material risks. The foregoing description of the roles of our Board of Directors and its committees in risk oversight does not express or imply any additional or special duties, the duties of directors being only those prescribed by applicable law, nor is it a representation as to the existence or non-existence of facts relating to risks associated with our business.
Meetings of our Board of Directors
Our Board of Directors held four meetings during fiscal year 2019. Each member of our Board of Directors attended 75% or more of the aggregate number of meetings of our Board of Directors, and of the committees on which he or she was serving, held during fiscal year 2019. In accordance with our Corporate Governance Guidelines, we invite and generally expect our directors to attend the annual meeting. All of the members of our Board of Directors attended the 2019 annual meeting of stockholders.

Committees of our Board of Directors
Our Bylaws permit our Board of Directors to designate one or more committees, including (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Corporate Governance Committee. The current members of each of these committees are set forth in the following table:

Name	Audit	Compensation	Nominating and Corporate Governance
Lawrence B. Burrows			X
Daniel S. Fulton	X	X
Steven J. Gilbert		X	X*
Vicki D. McWilliams	X	X
Constance B. Moore	X	X*
Thomas B. Rogers(1)	X*		X
__________

(1)	Mr. Rogers will retire from our Board of Directors upon the expiration of his current term immediately following the upcoming annual meeting.
*     Committee Chair
Our Audit, Compensation and Nominating and Corporate Governance Committees each have a written charter that is available on our website at www.tripointegroup.com in the Governance—Governance Documents section of the Investors webpage. We also have an Executive Land Committee, comprised of Messrs. Burrows, Fulton and Gilbert, which reviews and approves land acquisitions or dispositions with a purchase price greater than $30 million but less than $75 million.
Audit Committee. Our Audit Committee of our Board of Directors, pursuant to its written charter, oversees, among other matters:

•	our financial reporting, auditing and internal control activities;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors;

•	the performance of our internal audit function and independent auditors; and

•	our overall risk exposure and management.
Duties of our Audit Committee also include the following:

•	annually reviewing and assessing the adequacy of our Audit Committee charter and the performance of our Audit Committee;

•	being responsible for the appointment, retention and termination of our independent auditors and determining the compensation of our independent auditors;

•	reviewing with the independent auditors the plans and results of the audit engagement;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	having sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof and the fees therefor;

•	reviewing the adequacy of our internal accounting controls;

•	periodically reviewing with management our cybersecurity program;

•	meeting at least quarterly with our senior management team, internal audit staff and independent auditors in separate executive sessions; and

•	preparing the Audit Committee report required by SEC regulations to be included in our annual proxy statement.
Our Audit Committee is currently comprised of four directors, Messrs. Rogers and Fulton and Mses. McWilliams and Moore, each of whom is a non-employee and satisfies the independence requirements under the applicable listing standards of the NYSE and the applicable rules of the SEC, and otherwise satisfies the applicable requirements for audit committee service imposed by the Exchange Act, the NYSE, as well as any other applicable legal or regulatory requirements. Our Board of Directors, in its business judgment, has determined that each of these members is “financially literate” under the rules of the NYSE. Mr. Rogers serves as the Chairperson of our Audit Committee. Our Board of Directors has designated each of Messrs. Rogers and Fulton and Ms. Moore as an Audit Committee “financial expert,” as that term is defined by the SEC. Our Audit Committee met four times during fiscal year 2019.
Compensation Committee. Our Compensation Committee of our Board of Directors, pursuant to its written charter, has the following responsibilities, among others:

•	assists our Board of Directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administers, reviews and makes recommendations to our Board of Directors regarding our compensation plans;

•
annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set each executive officer’s annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board of Directors;

•	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;

•
reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

•	assists management in complying with our proxy statement and annual report disclosure requirements;

•	discusses with management the compensation discussion and analysis required by SEC regulations; and

•	prepares a report on executive compensation to be included in our annual proxy statement.
Our Compensation Committee may form, and delegate authority to, subcommittees when it deems appropriate to the extent permitted under applicable law. In addition, our Compensation

Committee may delegate some or all of its authority under our 2013 Long-Term Incentive Plan (the “2013 LTIP”) to our Board of Directors or, subject to applicable law, to our Chief Executive Officer or such other executive officer as our Compensation Committee deems appropriate; provided, that our Compensation Committee may not delegate its authority under the 2013 LTIP to our Chief Executive Officer or any other officer with regard to the selection for participation in the 2013 LTIP of an executive officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.
Our Compensation Committee is currently comprised of four directors, Mses. McWilliams and Moore and Messrs. Fulton and Gilbert, each of whom is a non-employee and (i) satisfies the independence requirements under the applicable listing standards of the NYSE and the applicable rules of the SEC, (ii) otherwise satisfies the applicable requirements for compensation committee service imposed by the Exchange Act and the NYSE, (iii) meets the requirements for a “non-employee director” contained in Rule 16b‑3 under the Exchange Act, and (iv) meets the requirements for an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (before enactment of the Tax Cuts and Jobs Act), as well as any other applicable legal or regulatory requirements.
Our Chief Executive Officer, President/Chief Operating Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer do not participate in our Compensation Committee’s deliberations concerning their own compensation or the compensation of directors. However, they meet with our Compensation Committee and provide input regarding the amount and form of the compensation of our executive officers and key employees. No other executive officers participate in our Compensation Committee’s deliberations of the amount or form of the compensation of executive officers or directors.
Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation. Our Compensation Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its independent compensation consultant. The compensation consultant provides our Compensation Committee with data about the compensation practices and levels of a peer group of companies and other companies that may compete with us for executives and develops recommendations for structuring our compensation programs. The compensation consultant is retained by, and reports directly to, our Compensation Committee and does not provide any services directly to us or our management. Our Compensation Committee met three times during the fiscal year 2019.
Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is, or has been at any time, our officer or employee, nor has any member had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee of our Board of Directors, pursuant to its written charter, has the following responsibilities, among others:

•
identifies individuals qualified to become members of our Board of Directors and ensures that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops, and recommends to our Board of Directors for its approval, qualifications for director candidates and periodically reviews these qualifications with our Board of Directors;

•	reviews the committee structure of our Board of Directors and recommends directors to serve as members or chairs of each committee of our Board of Directors;

•	reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed;

•
develops and recommends to our Board of Directors a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to our Board of Directors for approval as necessary; and

•	oversees the annual self-evaluations of our Board of Directors and management.
Our Nominating and Corporate Governance Committee is currently comprised of three directors, Messrs. Gilbert, Burrows and Rogers, each of whom is a non-employee and satisfies the independence-related requirements of the NYSE as well as any other applicable legal or regulatory requirements. Our Nominating and Corporate Governance Committee met twice during fiscal year 2019.
In evaluating candidates for nomination to our Board of Directors, our Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act, other applicable laws and the listing standards of the NYSE. Our Nominating and Corporate Governance Committee may take into consideration such other factors and criteria that it deems appropriate in evaluating a candidate, including the candidate’s judgment, skill, integrity, diversity, business or other experience, time availability in light of other commitments and conflicts of interest. Our Nominating and Corporate Governance Committee may (but is not required to) consider candidates suggested by management or other members of our Board of Directors. Although our Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to its consideration of director nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experience.
Policy Regarding Stockholder Recommendations
We identify new director candidates through a variety of sources. Although our Nominating and Corporate Governance Committee does not have a formal policy regarding consideration of director candidates recommended by stockholders, our Corporate Governance Guidelines provide that, when formulating its director nomination recommendations, our Nominating and Corporate Governance Committee will consider candidates recommended by stockholders and others, as it deems appropriate. In considering candidates submitted by stockholders, our Nominating and Corporate Governance Committee will take into consideration applicable legal and exchange listing requirements, the needs of our Board of Directors and the qualifications of the candidate. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Stockholder Proposals for 2021 Annual Meeting” in this proxy statement. Our Nominating and Corporate Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.
In considering director candidates for election at the annual meeting, our Nominating and Corporate Governance Committee did not consider nominees other than the six incumbent directors listed in Proposal No. 1 of this proxy statement, as no new candidates were proposed and these six incumbent directors continue to exhibit the qualifications described above.

Code of Business Conduct and Ethics
Our Board of Directors has adopted the TRI Pointe Group, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. Additionally, our Board of Directors has adopted the TRI Pointe Group, Inc. Code of Ethics for Senior Executive and Financial Officers that applies to the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions to the aforementioned officers). The Code of Business Conduct and Ethics along with the Code of Ethics for Senior Executive and Financial Officers are available on our website at www.tripointegroup.com in the Governance—Governance Documents section of the Investors webpage. If we make any substantive amendments to either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Executive and Financial Officers, or grant any waiver from a provision of either Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We have adopted these codes as guides for future conduct and, as such, they should not be considered to constitute representations as to past compliance.
Corporate Governance Guidelines
Our Corporate Governance Guidelines are available on our website at www.tripointegroup.com in the Governance—Governance Documents section of the Investors webpage.
Stockholder Communications with our Board of Directors
Our stockholders and other interested persons who want to communicate directly with our Board of Directors as a group, the Chairman of our Board of Directors, the non-management directors as a group, or any individual director may do so by delivering such communication in care of our Corporate Secretary at: TRI Pointe Group, Inc., Presiding Director or Non-Management Directors c/o Corporate Secretary, 19540 Jamboree Road, Suite 300, Irvine, California 92612.
All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the number of shares of our common stock that the person holds;

•	if the person submitting the communication is not a stockholder, the nature of the person’s interest in us;

•	any special interest (meaning an interest not in the capacity as a stockholder) of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.
Communications received in writing are forwarded to (i) our Board of Directors, (ii) the non-management directors as a group, or (iii) any individual director to whom the communication is directed. However, the following communications will not be forwarded: any threatening, incoherent, obscene, defamatory or similarly inappropriate communication; any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings); surveys; and any communication that does not relate to matters relevant to us or our business, unless requested by a director or at management’s discretion. At each meeting of our Board of Directors, a summary of all such communications received since the last meeting that were not forwarded will be presented, and such communications will be available to directors on request.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe our compensation practices, programs, and decisions for our NEOs, who were as follows for 2019:

•	Douglas F. Bauer, CEO

•	Thomas J. Mitchell, President and Chief Operating Officer (“COO”)

•	Michael D. Grubbs, Chief Financial Officer (“CFO”) and Treasurer

•	Glenn J. Keeler, Vice President and Chief Accounting Officer

•	David C. Lee, Vice President, General Counsel and Secretary
Mr. Keeler was appointed Chief Financial Officer and Treasurer of the Company, effective January 1, 2020, in connection with the retirement of Mr. Grubbs. For more information regarding our current executive officers, see “Management.”
Introduction and Compensation Philosophy
We design our compensation programs to achieve the following key objectives:

•	align the interests of our executive officers with those of our stockholders;

•	motivate executive officers to grow long-term stockholder value;

•	reinforce our pay for performance culture by aligning the compensation realized by our executive officers with the achievement of company goals;

•	provide total compensation opportunities that allow us to attract, retain and motivate talented executive officers; and

•	promote desired behavior through incentive compensation without encouraging imprudent risk-taking.
Outlined below are the tools we use to obtain these objectives:
Link Pay to Performance:  We link a significant portion of executive officer compensation to performance. On average, more than one-half of 2019 NEO total compensation was performance-based and was tied to several financial performance metrics.
Balance Performance Considerations: We utilize short-term and long-term performance awards to motivate performance while mitigating incentives for undue risk-taking.
Short-Term Performance. In 2019, we granted cash incentive awards with payouts based on achievement of pre-tax income objectives for the year.
Long-Term Performance.  In 2019, we granted equity awards in the form of restricted stock units (“RSUs”) to motivate long-term performance, align the interests of our executive officers with those of our stockholders and encourage retention. On average, more than one-half of 2019 NEO total compensation was equity-based. In the case of Messrs. Bauer, Mitchell and Grubbs, 60% of the RSUs granted in 2019 (at target performance) were performance-based and 40% were time-based. The RSUs awarded to Messrs. Keeler and Lee were 100% time-based.

Maintain Rigorous Stock Ownership Guidelines: Our minimum stock ownership guidelines encourage ownership and further align the interests of our executive officers with those of our stockholders.
These pay practices are discussed in more detail under “—2019 NEO Compensation Decisions” below.
Other Compensation and Governance Practices
What We Do

✓	Independent Consultant: Our Compensation Committee engages an independent compensation consultant that does not provide any other services to us.
✓
Independent Chairman of our Board of Directors: We separate the roles of Chairman of our Board of Directors and Chief Executive Officer. This separation allows the Chairman to focus on the effectiveness of our Board of Directors and oversight of our senior management while our CEO focuses on executing our strategy and managing our business.

✓	Prohibition on Hedging: We prohibit all directors, officers and employees from engaging in transactions that have the effect of hedging the economic value of their interests in our common equity.
✓	Clawback Policy: We have a policy that provides for recoupment of incentive compensation in the event of an accounting restatement and misconduct of an executive officer.
✓	Equity Grant Time Policy: We have adopted a policy regarding the timing of equity awards.
✓
Double-Trigger Vesting: For equity awards assumed by a buyer in a change in control transaction, our equity award agreements provide for vesting of the awards only if the executive’s employment is involuntarily terminated without cause or voluntarily terminated for good reason.

What We Do Not Do

✗	Provide Tax Gross Ups on Change in Control Benefits.
✗	Provide Excessive Executive Perquisites.
✗	Provide Tax Gross Ups on Perquisites or Benefits.
✗	Guarantee Base Salary Increases or Incentive Payments for Executives.
✗	Allow for Re-Pricing of Underwater Stock Options without Stockholder Approval.
Compensation Decision-Making Process
Role of our Compensation Committee
Our Compensation Committee is responsible for reviewing and approving (subject to the approval of our Board of Directors), on an annual basis, the corporate goals and objectives with respect to the compensation of all of our executive officers, as described in our Compensation Committee Charter. Our Compensation Committee relies on its own review and the advice of its independent compensation consultant in establishing executive officer pay. Our Compensation Committee seeks the input of our CEO in making executive officer pay decisions, but our Compensation Committee makes all decisions.
In February 2019, our Compensation Committee reviewed and recommended that our Board of Directors approve annual incentive performance objectives for fiscal year 2019 and long-term incentive awards to our NEOs under our 2013 LTIP. After the completion of fiscal year 2019, our Compensation Committee recommended and our Board of Directors (i) approved 2019 annual incentive payouts for our NEOs based on the achievement of the performance objectives established at the beginning of the year, and (ii) determined achievement of performance objectives with respect to the long-term incentive awards granted to Messrs. Bauer, Mitchell and Grubbs in 2017 that had a performance period ended December 31, 2019. A description of these payouts can be found under “—2019 NEO Compensation Decisions” below. In February 2020, our Compensation Committee recommended and our Board of Directors approved annual incentive performance objectives for fiscal year 2020 and long-term incentive awards to our executive officers under our 2013 LTIP, including performance-based RSUs with a performance period ending December 31, 2022.
Independent Compensation Consultant to our Compensation Committee
Our Compensation Committee has engaged Semler Brossy as its independent compensation consultant. Semler Brossy’s duties include preparation of material for our Compensation Committee’s executive officer pay analysis, review of our peer group, recommendations for non-employee director compensation, discussion and analysis of potential incentive programs, review and analysis of executive officer employment agreements and work on behalf of our Compensation Committee to review management’s recommendations to our Compensation Committee about executive officer pay matters. Semler Brossy has been retained by, and reports directly to, our Compensation Committee, and does not provide any services to us other than those described above. Our Compensation Committee has assessed Semler Brossy’s independence in light of SEC requirements and NYSE listing standards relating to adviser independence and determined that Semler Brossy’s work does not raise any conflict of interest or independence concerns.
Role of Management

Our Compensation Committee requested that certain members of senior management, in consultation with Semler Brossy, draft meeting agendas and provide executive compensation information or recommendations to our Compensation Committee. Our Compensation Committee remained in regular communication with members of senior management, who consulted with Semler Brossy regarding the design of our executive compensation program. Our CEO, President/Chief Operating Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer were invited by our Compensation Committee to attend all or portions of certain meetings to present information and answer questions regarding, among other things, potential performance metrics and operational performance goals. However, our Compensation Committee makes all decisions regarding the compensation for the CEO and President/Chief Operating Officer in executive session without management present. Our CEO submitted base salary, annual cash incentive program and long-term incentive program recommendations to our Compensation Committee for Messrs. Keeler and Lee for both 2019 and 2020, which our Compensation Committee considered in making its determinations. In addition, our Compensation Committee delegated to the CEO limited authority to make equity awards to employees who are not executive officers.

Peer Group and Market Data
Our Compensation Committee examines market data annually to understand both pay levels and pay practices. Our Compensation Committee primarily reviews data from a peer group that consists of publicly-traded homebuilding companies, which our Compensation Committee believes is an appropriate list of competitors for business and talent. Our Compensation Committee uses peer group data to assess the reasonableness of executive officer pay and generally seeks to ensure the aggregate compensation for the executive officers is comparable over time to companies similar to us. For Messrs. Keeler (before his appointment as our Chief Financial Officer) and Lee, our Compensation Committee reviews pay data from compensation surveys for both homebuilders and non-homebuilders when assessing pay decisions.
Our Compensation Committee does not have an explicit pay positioning strategy relative to peers by component of pay or by executive, and our pay levels for Messrs. Bauer and Mitchell are intentionally less differentiated than would be expected in the market given the greater sharing of management responsibilities between these executives than would be the case at many other peer companies.
Our Compensation Committee, in consultation with Semler Brossy and our management, periodically reviews and considers changes to the makeup of our peer group. The companies in our 2019 peer group are shown in the table below.

Our Peer Group
Beazer Homes USA	M/I Homes
Hovnanian Enterprises	Meritage Homes
KB Home	NVR
M.D.C. Holdings	PulteGroup
Toll Brothers	Taylor Morrison

For purposes of measuring relative total stockholder return (“TSR”) to determine vesting for 30% of the performance-based RSU awards in 2019, our Compensation Committee used the companies listed in the peer group above, along with D.R. Horton and Lennar. In 2019, D.R. Horton and Lennar were not included in our peer group for aggregate pay benchmarking purposes because the annual revenue of each company was greater than five times our annual revenue. As a result, our Compensation Committee determined both companies to be outliers for pay comparison purposes.
For 2020, our Compensation Committee added Century Communities, William Lyon Homes and LGI Homes to our peer group. On February 6, 2020, Taylor Morrison Home Corporation acquired William Lyon Homes and, as a result, William Lyon Homes has been removed from our peer group for purposes of measuring our relative TSR and will be removed from our peer group for aggregate pay benchmarking purposes going forward.
Advisory Vote on Executive Compensation
At our 2014 Annual Meeting of Stockholders, our stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our NEOs. Approximately 66.4% of the votes cast on this proposal were cast for a frequency of every three years. At the time, our Board of Directors concluded that a vote every three years was the most appropriate timeframe for stockholders to assess our executive officer pay practices because it believed that such practices would continue to evolve and change with the transformation of the Company, and that these changes would take place over a timeframe longer than a single year.

At our 2017 Annual Meeting of Stockholders, our stockholders voted to approve on an advisory basis the compensation of our NEOs. More than 97.5% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation. Our Compensation Committee determined that the executive compensation philosophy and compensation elements continued to be appropriate. Although we continue to refine our compensation programs as a public company, we have not made any change specifically in response to the advisory vote of our stockholders.
At the annual meeting, our stockholders will vote on an advisory basis whether to approve the compensation of our NEOs and as to the frequency of future advisory votes to approve the compensation of our NEOs. Regarding the latter vote, our Board of Directors recommends moving to an annual say-on-pay vote going forward. Our Board of Directors and our Compensation Committee will review and consider the results of these votes when determining both future executive compensation arrangements and the frequency with which we conduct such future advisory votes on compensation arrangements, respectively.
Pay Design and Compensation Elements
Our compensation programs are comprised of the following compensation elements:

•
Base Salary. The base salaries of our executive officers are intended to provide a competitive level of fixed compensation in order to attract, retain and motivate talented executive officers. Base salaries are generally set based on each executive officer’s responsibilities, performance, skills and experience as compared with relevant market data.

•
Annual Incentive Program. In furtherance of our compensation philosophy to award incentive bonuses based on performance, we design our annual incentive programs to motivate and reward executive officers for achieving pre-established company financial performance objectives.

•
Long-term Incentive Awards. Our Compensation Committee believes that a substantial portion of each executive officer’s compensation should be in the form of long-term equity incentive compensation. While our annual incentive programs reward executive officers for actions that impact short- and mid-term performance, our Compensation Committee recognizes that long-term equity incentive awards also serve the interests of our stockholders by:

◦	giving these key employees the opportunity to participate in the long-term appreciation of our common stock;

◦
encouraging executive officers to create and sustain stockholder value over longer periods because the value of equity awards is directly attributable to changes in the price of our common stock over time; and

◦	promoting executive officer retention because the full value of equity awards cannot be realized until vesting occurs, which generally requires continued employment for multiple years.
In addition, a significant portion of the long-term incentive awards granted to Messrs. Bauer, Mitchell and Grubbs are in the form of performance-based equity awards linked to specified performance metrics. Beginning in 2020, a significant portion of the long-term incentive awards granted to Messrs. Keeler and Lee likewise are in the form of performance-based equity awards linked to specified performance metrics.

2019 NEO Pay Programs
In 2019, our Compensation Committee continued the process of aligning our pay practices with other large homebuilders.
The graphs below illustrate the relative average mix of the (i) base salary, (ii) annual incentive target and (iii) long-term incentive award target for Messrs. Bauer, Mitchell and Grubbs and all other NEOs for 2019. The incentive mix for Messrs. Bauer, Mitchell and Grubbs was more substantially performance-based, recognizing the higher level of responsibility of these NEOs and their greater ability to influence overall business results.

Average Pay Mix - CEO, COO, & CFO
18%
28%
54%
Base Salary
Annual Incentive Target
Long-term Incentive Target

Average Pay Mix - All Other NEOs
24%
50%
26%
Base Salary
Annual Incentive Target
Long-term Incentive Target

The table below summarizes the three key elements of 2019 compensation for our NEOs. In addition to these compensation elements, our NEOs participate in benefits and other programs as described in “—Other Compensation Programs and Policies.”

Pay Element	Purpose	2019 Description

Base Salary	Provide a competitive level of fixed compensation to attract, retain and motivate talented executive officers
Our Board of Directors and our Compensation Committee reviewed fixed cash compensation levels and made adjustments depending on the executive officer’s responsibilities, performance, skills and experience as compared to relevant market data.

Annual Cash Incentive	Motivate and reward executive officers for achieving pre-established company performance goals
Our Board of Directors, with the recommendation of our Compensation Committee, approved cash performance awards for our NEOs under the 2013 LTIP with a performance period of January 1, 2019 to December 31, 2019. Actual payout amounts were based on the Company’s level of achievement of the 2019 fiscal year adjusted pre-tax income annual incentive performance objective (equal to the Company’s business plan) established by our Compensation Committee.

Long-term Incentive	Motivate and reward executive officers’ contributions to enhancing long-term stockholder value and the achievement of long-term business objectives; encourage executive retention
Messrs. Bauer, Mitchell and Grubbs were granted a mix of performance-based and time-based RSUs, with 60% of the awards in the form of performance-based RSUs (at target performance) and 40% of the awards in the form of time-based RSUs. This mix of performance-based and time-based incentives is consistent with the compensation practices of our peers and balances performance and retention objectives. The performance-based RSUs have a performance period from January 1, 2019 to December 31, 2021 and are allocated to two separate performance metrics: (i) 30% to TSR, with vesting based on our TSR relative to our peer group; and (ii) 70% to earnings per share (“EPS”). Our Board of Directors and our Compensation Committee believed these performance metrics reward appropriately for Company performance over time and align the executive’s interests with those of our stockholders. The long-term incentive awards for Messrs. Keeler and Lee were 100% time-based RSUs. These RSUs were based on each executive’s 2018 target award value as adjusted for 2018 performance, including our achievement of pre-tax income objectives and an assessment of individual performance. The award values for Messrs. Keeler and Lee are intended to reflect their individual performance, contributions, responsibilities, skills and experience.

2019 NEO Compensation Decisions
In evaluating 2019 NEO compensation decisions and making its recommendation to our Board of Directors, our Compensation Committee considered executive pay for the Company’s peers, as well as general industry market data for Messrs. Keeler and Lee. Pay for our CEO and COO continues to be less differentiated than is typical of other large homebuilders given the nature of the shared management responsibilities of Messrs. Bauer and Mitchell.
Base Salary
Based on our Compensation Committee’s recommendation, our Board of Directors approved a 2019 base salary increase for Mr. Keeler of $35,000 based on competitive market practices for executive officers in a similar role and did not make any changes to the 2019 base salaries for the other NEOs. Our Compensation Committee and our Board of Directors considered each of the NEO’s responsibilities, performance, skills and experience as compared with relevant market data in determining to increase their base salaries. Our Compensation Committee took the recommendations of Mr. Bauer into consideration when determining the compensation of Messrs. Keeler and Lee.
The table below compares the NEOs’ base salaries for 2019 and 2018.

Executive	2019 Base Salary	2018 Base Salary	% Increase
Douglas F. Bauer	$800,000	$800,000	0%
Thomas J. Mitchell	$770,000	$770,000	0%
Michael D. Grubbs	$600,000	$600,000	0%
Glenn J. Keeler	$325,000	$290,000	12%
David C. Lee	$500,000	$500,000	0%
Annual Cash Incentive
At the beginning of 2019, based on our Compensation Committee’s recommendation, our Board of Directors approved annual incentive targets for our NEOs. These annual incentive targets were defined as a percentage of their base salaries and were determined based on each NEO’s responsibilities, skills and experience as compared with relevant market data. The 2019 annual incentive target for Mr. Lee was increased to 35% as a result of this review, while targets for all other NEOs remained the same as 2018.
The table below compares the NEOs’ 2019 and 2018 annual incentive targets:

	2019 Annual Incentive Target		2018 Annual Incentive Target
Executive	% of Salary	$	% of Salary	$
Douglas F. Bauer	160%	$1,280,000	160%	$1,280,000
Thomas J. Mitchell	160%	$1,232,000	160%	$1,232,000
Michael D. Grubbs	125%	$750,000	125%	$750,000
Glenn J. Keeler	75%	$243,750	75%	$217,500
David C. Lee	35%	$175,000	25%	$125,000
For 2019, based on our Compensation Committee’s recommendation, our Board of Directors established pre-tax income as the performance metric for cash performance awards to all NEOs. Pre-tax income is a common metric used within the homebuilding industry in general and our Compensation Committee and our Board of Directors believe it is well aligned with the objective of stockholder value creation.
For 2019, based on our Compensation Committee’s recommendation, our Board of Directors approved an adjusted pre-tax income annual incentive performance objective of $247.8 million, which was equal to our business plan. Adjusted pre-tax income means our income from continuing operations before taxes, as reported in our consolidated financial statements for the relevant periods, after such adjustments thereto as our Compensation Committee recommends and our Board of Directors deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items, including net income attributable to non-controlling interests, and changes in applicable accounting standards and (ii) to reflect such other factors as our Compensation Committee and our Board of Directors deem appropriate to fairly reflect pre-tax income. Payouts were based on our level of achievement of this performance objective and were calculated based on percentages of each NEO’s annual incentive target, as set forth in the table below:

Performance Objective Achievement Level	% of Business Plan	NEO Payout (as % of 2019 Annual Incentive Target)
Below Threshold	Below 75%	0%
Threshold	75%	50%
Target	100%	100%
Maximum	125%	200%
Achievement between the threshold, target and maximum levels would be determined by straight line interpolation and achievement below threshold would result in zero incentive payout for the NEO.
The Company’s pre-tax income for fiscal year 2019 was approximately $271.1 million, and based on our Compensation Committee’s determination, our Board of Directors certified that our adjusted pre-tax income for 2019 was approximately $275.2 million, or 111.0% of the annual incentive performance objective, which resulted in a payout of 144.1% of target. See “—Non-GAAP Measures” below for a reconciliation of adjusted pre-tax income to the most directly comparable GAAP financial measure.
The table below presents the results of our 2019 annual cash incentive program and the corresponding payouts to each of the NEOs based on these results.

	2019 Annual Incentive Payout
Executive	% of Target	% of Salary	$
Douglas F. Bauer	144.1%	230.6%	$1,844,480
Thomas J. Mitchell	144.1%	230.6%	$1,775,312
Michael D. Grubbs	144.1%	180.1%	$1,080,750
Glenn J. Keeler	144.1%	108.1%	$351,244
David C. Lee	144.1%	50.4%	$252,175

Long-Term Incentives
At the beginning of 2019, based on our Compensation Committee’s recommendation, our Board of Directors determined the target value of the long-term incentive awards that would be granted to each of the NEOs in 2019 based on the NEO’s responsibilities, skills, experience and contributions. Our Compensation Committee and our Board of Directors also took into consideration the relative mix of cash and equity compensation relative to our peers when determining the target value of long-term incentives. Recognizing the higher level of responsibility of Messrs. Bauer, Mitchell and Grubbs and their greater ability to influence overall business results, based on our Compensation Committee’s recommendation, our Board of Directors structured the 2019 long-term incentive program so that these three NEOs were granted a mix of performance-based and time-based RSUs. All of the long-term incentive awards granted to Messrs. Keeler and Lee in 2019 were time-based RSUs.

The target value of the long-term incentive awards granted to the NEOs in 2019 was as follows:

	2019 Long-term Incentive Award Target Values
Executive	Performance-Based RSUs	Time-Based RSUs	Total
Douglas F. Bauer	$1,560,000	$1,040,000	$2,600,000
Thomas J. Mitchell	$1,500,000	$1,000,000	$2,500,000
Michael D. Grubbs	$720,000	$480,000	$1,200,000
Glenn J. Keeler	$—	$280,500	$280,500
David C. Lee	$—	$112,200	$112,200
In determining the target value of long-term incentive awards that would be granted in 2019, our Compensation Committee and our Board of Directors considered the value of the long-term incentive awards granted in 2018, the structure of the 2018 long-term incentive program and relevant market benchmarking data. For Messrs. Keeler and Lee, these RSUs were based on each executive’s 2018 target award value as adjusted for 2018 performance, including our achievement of pre-tax income objectives and an assessment of individual performance. Based on our Compensation Committee’s recommendation, our Board of Directors maintained the target value of the long-term incentive awards granted to Messrs. Bauer, Mitchell and Grubbs in 2019 as compared to 2018 and increased the target value of long-term incentive awards with respect to Messrs. Keeler and Lee in recognition of their roles and responsibilities within the Company.
Based on our Compensation Committee’s recommendation, our Board of Directors structured the 2019 long-term incentive program for Messrs. Bauer, Mitchell and Grubbs to be 60% performance-based RSUs (at target performance) and 40% time-based RSUs. This mix of performance-based and time-based incentive awards is consistent with our peers and balances performance and retention objectives.
Performance-based RSUs
In 2019, our Board of Directors granted 247,619, 238,095 and 114,285 performance-based RSUs to Messrs. Bauer, Mitchell and Grubbs, respectively, pursuant to our 2013 LTIP. The number of performance-based RSUs was determined by multiplying (i) the quotient of (x) the target value of the award and (y) the closing market price of the Company’s common stock on the date of grant by (ii) two, representing the maximum number of RSUs that may vest assuming our attainment of the maximum performance objective set by our Compensation Committee. Based on our Compensation Committee’s recommendation, our Board of Directors selected TSR as the performance metric for 30% of the performance-based RSUs granted in 2019, with vesting of the RSUs based on our TSR relative to our peer group, which our Compensation Committee and our Board of Directors believed rewards appropriately for performance over time and aligns the executive’s interests with those of our stockholders. Our Compensation Committee recommended and our Board of Directors selected cumulative EPS as the performance metric for the remaining 70% of the performance-based RSUs granted in 2019 in order to further align the interests of the NEOs with those of our stockholders. Based on the recommendation of our Compensation Committee, our Board of Directors opted to utilize the same performance metrics as 2018 but adjusted the allocation of performance-based RSUs tied to TSR and EPS for 2019 to place additional emphasis on long-term financial results, as well as to better align with the compensation practices of our peer group.

Based on our Compensation Committee’s recommendation, our Board of Directors structured the performance-based RSUs so that the vesting, if at all, of these RSUs will be based on our percentage attainment of specified threshold, target and maximum performance objectives with respect to each performance metric. With respect to the performance-based RSUs allocated to each performance metric:

•	at threshold performance, the NEO will vest in 25% of the performance-based RSUs, representing 50% of the target value of the performance-based RSUs on the grant date;

•	at target performance, the NEO will vest in 50% of the performance-based RSUs, representing 100% of the target value of the performance-based RSUs on the grant date;

•	at maximum performance, the NEO will vest in 100% of the performance-based RSUs, representing 200% of the target value of the performance-based RSUs on the grant date;

•	the percentage of the performance-based RSUs that will vest if our performance is between the threshold, target and maximum performance levels will be determined by straight line interpolation; and

•	achievement below threshold would result in vesting of zero of the performance-based RSUs.
In the case of the TSR performance-based RSUs, the performance objectives are as set forth in the table below (TSR percentile means our percentile rank during the performance period relative to the TSR for our peer group):

Performance Level	The Company’s TSR Percentile on Vesting Date	Percentage of Award that Vests
Maximum	75th TSR Percentile and Above	100%
Target	50th TSR Percentile	50%
Threshold	25th TSR Percentile	25%
Below Threshold	Below 25th TSR Percentile	0%
In the case of the EPS performance-based RSUs, the performance objectives are as set forth in the table below:

Performance Level	The Company’s Cumulative EPS	Percentage of Award that Vests
Maximum	125% of Cumulative EPS Plan and Above	100%
Target	100% of Cumulative EPS Plan	50%
Threshold	75% of Cumulative EPS Plan	25%
Below Threshold	Below 75% of Cumulative EPS Plan	0%
The performance period for the performance-based RSUs is January 1, 2019 to December 31, 2021. If the performance-based RSUs do not vest on or before December 31, 2021, they will be cancelled and forfeited for no consideration. TSR is determined based on changes in stock price plus dividends paid during the applicable performance period. Our Board of Directors may make adjustments to our peer group based on developments that occur during the performance period, such as removing from the peer group, retroactively to the beginning of the performance period, any company no longer existing as an independent entity or which has announced it is being acquired.
In the case of the EPS performance-based RSUs, our Board of Directors may adjust EPS as it deems appropriate to (i) exclude the effect of extraordinary, unusual and/or nonrecurring items and changes in applicable accounting standards and (ii) reflect such other factors as it deems appropriate to fairly reflect earnings per share growth.
Our Compensation Committee and our Board of Directors believe exceptional Company performance is required to achieve the maximum performance objective and that it would be difficult to achieve maximum vesting of the performance-based RSUs. The difficulty of attaining the performance objectives for the performance-based RSUs is inherently uncertain because they are subject to a number of factors beyond the control of either the Company or an NEO, including overall economic conditions, the performance of the securities markets generally, and other risks and uncertainties that we face, including those described in our annual report on Form 10‑K and other SEC filings.
Time-based RSUs
In 2019, our Board of Directors also granted 82,539, 79,365, 38,095, 22,261 and 8,904 time-based RSUs to Messrs. Bauer, Mitchell, Grubbs, Keeler and Lee, respectively, vesting one-third each year beginning on the first anniversary of the grant date. The number of time-based RSUs granted to each NEO was determined by dividing the value of the award by the closing market price of the Company’s common stock on the date of grant. The 2019 time-based RSU awards promote executive officer retention by vesting annually as to one-third of each award over a three-year period.
The value of the awards to Messrs. Keeler and Lee was based on recommendations made by our CEO to our Compensation Committee after evaluation of each such NEO’s responsibilities, skills, experience, prior year performance and potential future contributions, as well as relevant market information.
2020 Executive Officer Pay Programs
Based on our Compensation Committee’s recommendation, our Board of Directors took the following actions with respect to 2020 executive compensation:

•
Base Salary. Our Board of Directors approved 2020 base salary increases for Messrs. Bauer, Mitchell and Keeler of $70,000, $70,000 and $75,000, respectively, based on competitive market practices for executive officers in similar roles. For Mr. Keeler, our Board of Directors considered relevant peer group market data regarding chief financial officer compensation due to his promotion to the role of Chief Financial Officer in 2020. Our Board of Directors did not make any changes to the 2019 base salary for Mr. Lee.

•
Annual Cash Incentive Program. Our Board of Directors approved target annual incentive percentage increases for Messrs. Bauer, Mitchell, Keeler and Lee, increasing their 2020 target annual incentive percentages to 175%, 175%, 100% and 40% of base salary, respectively. The payout amounts, if any, may range from 0% to 200% of the target annual incentive based on the Company’s achievement of an adjusted pre-tax income performance objective for 2020 and will be calculated based on percentages of each officer’s target.

•	Long-Term Incentive Program.
For 2020, our Board of Directors approved a long-term compensation program for Messrs. Bauer, Mitchell, Keeler and Lee that comprises a mix of performance-based and time-based RSUs. For Messrs. Bauer and Mitchell, 60% of the awards are in the form of performance-

based RSUs (at target performance) and 40% of the awards are in the form of time-based RSUs. This mix of performance-based and time-based incentives is consistent with the awards made in 2019. For Messrs. Keeler and Lee, 53% and 55%, respectively, of the awards are in the form of performance-based RSUs (at target performance) and 47% and 45%, respectively, of the awards are in the form of time-based RSUs. Our Board of Directors determined that the mix of performance-based and time-based incentives for the NEOs balances performance and retention objectives.
The performance-based RSUs are allocated to two separate performance metrics as follows: (i) 50% are tied to revenue objectives for the performance period; and (ii) 50% are tied to pre-tax income objectives for the performance period, in each case subject to a modifier based on the Company’s TSR performance relative to its peer group. For 2020, based on the recommendation of our Compensation Committee, our Board of Directors chose to transition from performance-based metrics tied to TSR and EPS to performance-based metrics tied to revenue and pre-tax income, in each case with a TSR modifier, to place additional emphasis on long-term financial results, as well as to better align with the compensation practices of our peer group. The performance period for the performance-based RSUs is January 1, 2020 to December 31, 2022. Our Compensation Committee and our Board of Directors believe these performance metrics reward appropriately for Company performance over time and align the executives’ interests with those of our stockholders.
Our Board of Directors granted 224,306, 214,110, 47,580 and 20,391 performance-based RSUs to Messrs. Bauer, Mitchell, Keeler and Lee, respectively. The number of performance-based RSUs granted to these executive officers in 2020 was determined by multiplying (i) the quotient of (x) the target value of the award and (y) the closing market price of the Company’s common stock on the date of grant by (ii) two, and then multiplying the resulting value by 1.25, representing the maximum number of RSUs that may vest assuming our attainment of the maximum performance objective (including the maximum applicable TSR modifier) set by our Board of Directors based on our Compensation Committee’s recommendation. These performance-based RSUs were granted pursuant to our 2013 LTIP.
Our Board of Directors also awarded 59,815, 57,096, 16,592 and 6,637 time-based RSUs to Messrs. Bauer, Mitchell, Keeler and Lee, respectively, vesting one-third each year beginning on the first anniversary of the grant date of the award units.
The total target annual compensation of our current executive officers for 2020 is as follows:

2020 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Target Long-term Incentive	Total
Douglas F. Bauer	$870,000	$1,522,500	$2,750,000	$5,142,500
Thomas J. Mitchell	$840,000	$1,470,000	$2,625,000	$4,935,000
Glenn J. Keeler	$400,000	$400,000	$655,142	$1,455,142
David C. Lee	$500,000	$200,000	$272,057	$972,057
For comparison, the total target annual compensation of Messrs. Bauer, Mitchell, Keeler and Lee in 2019 was as follows:

2019 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Target Long-term Incentive	Total
Douglas F. Bauer	$800,000	$1,280,000	$2,600,000	$4,680,000
Thomas J. Mitchell	$770,000	$1,232,000	$2,500,000	$4,502,000
Glenn J. Keeler	$325,000	$243,750	$280,500	$849,250
David C. Lee	$500,000	$175,000	$112,200	$787,200
2017 Performance-Based RSUs
In February 2017, our Board of Directors granted Messrs. Bauer, Mitchell and Grubbs performance-based RSUs tied to TSR, with vesting based on the Company’s TSR relative to its peer-group homebuilders, and EPS. Our Board of Directors allocated one-half of the performance-based RSUs granted to each of these performance metrics. The performance period for these performance-based RSUs was January 1, 2017 to December 31, 2019. The vesting, if at all, of these performance-based RSUs was based on our percentage attainment of specified threshold, target and maximum performance objectives with respect to each performance metric.
In the case of the TSR performance-based RSUs, the performance objectives were as set forth in the table below:

Performance Level	The Company’s TSR Percentile on Vesting Date	Percentage of Award that Vests
Maximum	75th TSR Percentile and Above	100%
Target	50th TSR Percentile	50%
Threshold	35th TSR Percentile	25%
Below Threshold	Below 35th TSR Percentile	0%
In the case of the EPS performance-based RSUs, the performance objectives were as set forth in the table below. The Cumulative EPS Plan for this performance period was $4.56 per share. Our Compensation Committee has the ability to adjust EPS as it deems appropriate to (i) exclude the effect of extraordinary, unusual and/or nonrecurring items and changes in applicable accounting standards and (ii) reflect such other factors as it deems appropriate to fairly reflect earnings per share growth.

Performance Level	The Company’s Cumulative EPS	Percentage of Award that Vests
Maximum	125% of Cumulative EPS Plan and Above	100%
Target	100% of Cumulative EPS Plan	50%
Threshold	75% of Cumulative EPS Plan	25%
Below Threshold	Below 75% of Cumulative EPS Plan	0%
On February 12, 2020, our Compensation Committee certified the actual performance achieved with respect to these performance-based RSUs for the performance periods ended December 31, 2019. On February 13, 2020, based on our Compensation Committee’s recommendation, our Board of Directors determined that:

•	the Company’s relative TSR for the performance period ended December 31, 2019 was below threshold and, therefore, none of the TSR performance-based RSUs vested; and

•
the Company’s adjusted Cumulative EPS for the performance period ended December 31, 2019 was $4.27 and, therefore, 43.6% of the performance-based RSUs tied to EPS granted to each of Messrs. Bauer, Mitchell and Grubbs vested. See “—Non-GAAP Measures” below for a reconciliation of adjusted Cumulative EPS to the most directly comparable GAAP financial measure.

Therefore, our Board of Directors approved the issuance of 56,263, 54,099 and 25,967 shares of common stock to Messrs. Bauer, Mitchell and Grubbs, respectively.
Other Compensation Programs and Policies
Severance and Change in Control Benefits
The Company has employment agreements with each of Messrs. Bauer and Mitchell. These agreements govern their treatment upon a termination of employment, among other considerations. The change in control component of these agreements reflects our belief that the interests of stockholders will be best served if the interests of these executives are aligned with the stockholders, and that providing change in control benefits should eliminate or at least reduce disincentives to pursue potential change in control transactions that may be in the best interests of stockholders.
The Company also has severance and change in control protection agreements with each of Messrs. Keeler and Lee. These agreements govern the treatment of each of them upon a termination of employment, including in connection with a change in control.
See the “Executive Compensation—Potential Payments Upon Termination or Change in Control” section of this proxy statement for further information regarding the severance and change in control provisions of these agreements and a quantification of the compensation to be received in the event of a change in control or termination of the employment of Messrs. Bauer, Mitchell, Keeler and Lee as of December 31, 2019.
The Company also had an employment agreement with Mr. Grubbs, which included provisions substantially identical to our agreements with each of Messrs. Bauer and Mitchell. In connection with Mr. Grubbs’ retirement announcement, on July 1, 2019, our Board of Directors, upon the recommendation of our Compensation Committee and pursuant to a letter agreement (the “Letter Agreement”), and in recognition of Mr. Grubbs’ status as a founder of the Company and in consideration for the execution of a separation agreement and general release of claims upon retirement, amended Mr. Grubbs’ outstanding stock option award agreements to allow him to exercise such stock options through the tenth anniversary of the original grant date of each stock option and modified certain of Mr. Grubbs’ outstanding unvested restricted stock award agreements to provide for pro rata vesting of such awards through the date of Mr. Grubbs’ retirement pursuant to the 2013 LTIP, subject to continued employment through the date of retirement and the execution of a separation agreement and general release of claims. In connection with Mr. Grubbs’ retirement at the end of 2019, we and Mr. Grubbs entered into a confidential separation agreement and general release of claims. See the “Executive Compensation—Potential Payments Upon Termination or Change in Control” section of this proxy statement for further information regarding the Letter Agreement and the modifications set forth therein.

Benefits
Our executive officers participate in retirement and benefit plans generally available to our, and on the same terms as, other employees. These benefits include a 50% match on their 401(k) contributions up to $8,400 as well as medical, vision, dental, employee assistance program, life insurance and long-term disability coverage. We also provide certain of our executive officers with a reimbursement of life insurance premiums and reimbursement of club membership dues.
Equity Grant Time Policy
It is the policy of our Compensation Committee that regular annual equity awards are granted on the later of the second business day after the public release of fiscal year-end earnings, or (if later) the Monday following the date on which our Compensation Committee approves the awards. Our Compensation Committee may in its discretion make equity awards at other times in connection with new hires, promotions or special circumstances. The grant date for these awards will generally be the Monday following the date on which our Compensation Committee approves the award. If the grant date is a Monday and a closing price is not reported for that day, the grant date will generally be the next following day on which a closing price is reported.
Stock Ownership Guidelines
Our Board of Directors has adopted the following stock ownership guidelines:

Position	Ownership Guideline
Directors	5 times annual cash retainer
CEO	5 times base salary
COO	5 times base salary
CFO	3 times base salary
Corporate vice presidents	1 times base salary
Company and division presidents	1 times base salary
Directors and executive officers have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level. For the purposes of these guidelines, ownership includes shares beneficially owned and unvested restricted stock and RSU awards subject only to time-based vesting. Unexercised options, whether vested or not, do not count as stock “owned” under these guidelines. During the applicable five-year transition period, if a participant is not in compliance with the applicable guideline, he or she is required to retain 60% of shares earned net of taxes from any of our incentive plans until he or she is in compliance with the guidelines. If a participant fails to achieve the required ownership during the applicable five-year transition period, that person will thereafter be required to retain 100% of shares earned net of taxes until the targeted ownership level is attained.
“Clawback” Policy
Our Compensation Committee administers our “clawback” policy that provides for recoupment from our executive officers of incentive compensation in the event of certain restatements of our financial results. Incentive compensation under this policy means all cash bonuses and equity compensation awarded to a covered executive, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective performance criteria. It does not cover an executive’s base salary. A trigger event occurs under the policy when we are required to prepare an accounting restatement of our financial statements due to a material noncompliance with any financial reporting requirement under the securities laws. If, following a trigger event, our Compensation Committee determines that:

•
the amount of any incentive compensation awarded to, or received by, a covered executive during the three-year period preceding the date on which we are required to prepare the accounting restatement would have been lower (and not earned) had it been calculated based on the restated financial results; and

•
the executive engaged in fraud, intentional misconduct or gross negligence, our Compensation Committee will seek to recoup from the executive the after-tax portion of the difference between the awarded compensation and the actual compensation.

Our Compensation Committee is not required to seek recoupment from an executive if it determines that seeking recovery would not be in our best interests. In making this determination, our Compensation Committee may take into account, among other factors, the probability of success under applicable law; the cost of seeking recoupment; the effect of seeking recoupment on any pending or threatened investigations, litigation or other proceedings involving us; the difficulty of proof; the possibility of counterclaims against us; and the amount subject to recoupment. Our Compensation Committee is authorized under the policy to determine in its discretion the method for obtaining recoupment.
No Hedging of Company Stock
As described further in our policy on insider trading, all directors, officers and employees are prohibited from (i) selling our securities short or buying or selling call or put options or other derivatives in respect of our securities and (ii) entering into transactions which have the effect of hedging the economic value of any direct or indirect interests of the person in our common equity, including hedging participation in any of our long-term stock ownership plans unless such transactions are pre-cleared by our General Counsel.
Tax Deductibility; Section 162(m)
Section 162(m) of the Internal Revenue Code (“Section 162(m)”), as in effect prior to the enactment of the Tax Cuts and Jobs Act in 2017, generally limits the ability of public companies to deduct for U.S. income tax purposes compensation in excess of $1 million paid to certain covered employees, generally consisting of the CEO and the three other most highly compensated officers (other than the CFO), unless such compensation is performance-based and meets certain criteria under Section 162(m). Effective in 2018, however, the Tax Cuts and Jobs Act eliminated the exception to the $1 million deduction for commission- and performance-based compensation and expanded the definition of “covered employees” to, among other things, include the CFO. Notwithstanding, compensation paid pursuant to certain arrangements in effect on or before November 2, 2017 that have not been materially modified thereafter are grandfathered and can continue to qualify for the performance-based compensation exemption. Because of the ambiguities and uncertainties as to the scope of this grandfather provision, though, no assurance can be given that compensation originally intended to qualify for the exemption will, in fact, be fully deductible. Consistent with its past practice, our Compensation Committee will continue to design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Non-GAAP Measures
In this Compensation Discussion and Analysis, we reference adjusted pre-tax income and adjusted cumulative earnings per share (EPS), financial measures used by our Compensation Committee in connection with executive compensation calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”), which are reconciled to the nearest GAAP financial measures in the information below. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Reconciliation of Adjusted Pre-Tax Income for 2019 Annual Cash Incentive (dollars in thousands)
Year Ended December 31, 2019
Income before income taxes	$271,087
Add: $3.1 million impairment relating to Trendmaker Homes—Houston	$3,079
Add: $7.0 million impairment relating to TRI Pointe Homes—Sacramento	$6,999
Less: $6.0 million in debt forgiveness related to the settlement of a lawsuit involving a 1987 legacy WRECO land sale	$(6,000)
Adjusted pre-tax income	$275,164

Reconciliation of Adjusted Cumulative EPS for 2017 Performance-Based RSUs
2017 diluted earnings per share	$1.21
2018 diluted earnings per share	$1.81
2019 diluted earnings per share	$1.47
Cumulative diluted earnings per share	$4.49
Add: $17.5 million related to the settlement of a lawsuit involving a 1987 legacy WRECO land sale	$0.12
Add: $3.1 million impairment relating to Trendmaker Homes—Houston	$0.02
Add: $7.0 million impairment relating to TRI Pointe Homes—Sacramento	$0.05
Less: $51.3 million in tax adjustments	$(0.36)
Less: $6.0 million in debt forgiveness related to the settlement of a lawsuit involving a 1987 legacy WRECO land sale	$(0.04)
Adjusted Cumulative diluted earnings per share	$4.27

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.
Based on such review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019.
Respectfully submitted by:
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Constance B. Moore, Compensation Committee Chair
Daniel S. Fulton
Steven J. Gilbert
Vicki D. McWilliams

OWNERSHIP OF OUR COMMON STOCK
The following table sets forth the beneficial ownership of our common stock as of March 3, 2020 by (i) each of our directors, (ii) each of the executive officers named in the table entitled “Fiscal 2019 Summary Compensation Table”, (iii) all of our directors and current executive officers as a group and (iv) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.
To our knowledge, except as otherwise set forth in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person. The number of securities shown represents the total number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as noted below, the address for all beneficial owners in the table below is 19540 Jamboree Road, Suite 300, Irvine, California 92612.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage(2)
Directors and Executive Officers:
Douglas F. Bauer(3)	1,051,918	*
Lawrence B. Burrows	65,053	*
Daniel S. Fulton(4)	86,590	*
Steven J. Gilbert	75,728	*
Vicki D. McWilliams	16,925	*
Constance B. Moore	76,517	*
Thomas B. Rogers	73,018	*
Michael D. Grubbs(5)	190,752	*
Glenn J. Keeler	23,208	*
David C. Lee	3,141	*
Thomas J. Mitchell(6)	951,889	*
All directors and current executive officers as a group (10 persons)	2,423,987	1.8%
5% or more Stockholders:
BlackRock, Inc.(7)(8)	17,658,402	13.2%
The Vanguard Group(7)(9)	13,136,233	9.8%
Dimensional Fund Advisors LP(7)(10)	12,255,039	9.1%
Wellington Management Group LLP(7)(11)	7,905,530	5.9%
__________
*    Represents less than 1% of the number of shares of our common stock outstanding.

(1)
Beneficial ownership includes the following shares that the directors and executive officers could acquire by exercising stock options on or within 60 days of March 3, 2020: Mr. Bauer: 146,921; Mr. Gilbert: 3,699; Mr. Grubbs: 144,278; and Mr. Mitchell: 145,600. For each of Messrs. Burrows, Fulton, Gilbert and Rogers and Mses. Moore and McWilliams, the beneficial ownership also includes 10,248 RSUs that vest on or within 60 days of March 3, 2020. For all directors and current executive officers as a group, these stock options and RSUs represent an aggregate of 501,986 shares.

(2)
The percentages are calculated based on 134,203,741 shares of our common stock outstanding and entitled to vote as of March 3, 2020. For each person, separately, his or her percentage is calculated by including his or her options and RSUs set forth in footnote (1) above in both the numerator and denominator, and for the directors and current executive officers as a group, the percentage is calculated by including the stock options and RSUs set forth in footnote (1) above in both the numerator and denominator, except for Mr. Grubbs’ options, as he is not a current executive officer and is excluded from the calculation of the directors and current executive officers as a group.

(3)
Amount includes 904,997 shares are held in trust for the benefit of Mr. Bauer and his immediate family. Mr. Bauer has sole voting and dispositive power with respect to 146,921 shares and shared voting and dispositive power with respect to 904,997 shares.

(4)
Amount includes 30,073 shares held in a joint account with Mr. Fulton’s spouse. Mr. Fulton has sole voting and dispositive power with respect to 56,517 shares and shared voting and dispositive power with respect to 30,073 shares.

(5)
According to information provided by Mr. Grubbs as of March 3, 2020, (i) amount includes 20,994 shares are held in trust for the benefit of Mr. Grubbs and his immediate family and (ii) Mr. Grubbs has sole voting and dispositive power with respect to 169,758 shares and shared voting and dispositive power with respect to 20,994 shares. Mr. Grubbs retired as our Chief Financial Officer and Treasurer, effective as of December 31, 2019.

(6)
Amount includes 610,000 shares are held in trust for the benefit of Mr. Mitchell and his immediate family. Mr. Mitchell has sole voting and dispositive power with respect to 341,889 shares and shared voting and dispositive power with respect to 610,000 shares.

(7)	The beneficial ownership figures for the 5% or more stockholders were taken from their respective Schedule 13G or Schedule 13G/A filings with the SEC.

(8)
According to the Schedule 13G/A filed on February 4, 2020, BlackRock, Inc. has sole voting power with respect to 17,280,359 shares and sole dispositive power with respect to 17,658,402 shares. Its address is 55 East 52nd Street, New York, NY 10055.

(9)
According to the Schedule 13G/A filed on February 12, 2020, The Vanguard Group has sole voting power with respect to 136,739 shares, sole dispositive power with respect to 12,998,533 shares, shared voting power with respect to 21,311 shares, and shared dispositive power with respect to 137,700 shares. Its address is 100 Vanguard Blvd., Malvern, PA 19355.

(10)
According to the Schedule 13G/A filed on February 12, 2020, Dimensional Fund Advisors LP has sole voting power with respect to 12,105,492 shares and sole dispositive power with respect to 12,255,039 shares. Its address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(11)
According to the Schedule 13G/A filed on January 8, 2020, Wellington Management Group LLP has shared voting power with respect to 6,951,421 shares and shared dispositive power with respect to 7,905,530 shares. Its address is 280 Congress Street, Boston, MA 02210.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2019, with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	4,275,694	$ 15.03(1)	5,847,900
Equity compensation plans not approved by security holders	—	—	—
Total	4,275,694	$ 15.03(1)	5,847,900
__________
(1) This weighted-average exercise price excludes outstanding RSUs that can be exercised for no consideration. At December 31, 2019, there were 450,845 shares of our common stock to be issued upon the exercise of outstanding options that we assumed in connection with our merger transaction with WRECO during the year ended December 31, 2014. The weighted-average exercise price of these assumed options was $13.36 at December 31, 2019.

EXECUTIVE COMPENSATION

Fiscal 2019 Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to Mr. Douglas Bauer, our Chief Executive Officer, Mr. Thomas Mitchell, our President and Chief Operating Officer, Mr. Michael Grubbs, our former Chief Financial Officer and Treasurer, Mr. David Lee, our Vice President, General Counsel and Secretary, and Mr. Glenn Keeler, our current Chief Financial Officer, Chief Accounting Officer and Treasurer, collectively our NEOs for 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Douglas F. Bauer Chief Executive Officer	2019	800,000	—	2,738,161	—	1,844,480(3)	33,575(4)	5,416,216
	2018	793,269	—	2,830,216	—	1,593,600	34,305	5,251,391
	2017	754,808	—	2,614,175	—	1,272,705	29,640	4,671,328

Thomas J. Mitchell President and Chief Operating Officer	2019	770,000	—	2,632,854	—	1,775,312(3)	16,360(5)	5,194,526
	2018	763,269	—	2,721,347	—	1,533,840	16,210	5,034,667
	2017	726,154	—	2,513,617	—	1,223,439	15,810	4,479,020

Michael D. Grubbs(7) Former Chief Financial Officer and Treasurer	2019	714,231	—	1,976,297	220,347	1,080,750(3)	14,250(6)	4,005,875
	2018	600,000	—	1,306,234	—	933,750	14,350	2,854,334
	2017	586,539	—	1,206,539	—	844,560	13,950	2,651,587

David C. Lee(8) VP, General Counsel and Secretary	2019	500,000	—	112,190	—	252,175(3)	8,400	872,765
	2018	471,154	50,000(9)	49,990	—	155,625	8,250	735,019
	2017	—	—	—	—	—	—	—

Glenn J. Keeler(10) Chief Financial Officer, Chief Accounting Officer and Treasurer	2019	315,577	—	280,489	—	351,244(3)	8,400	955,710
	2018	287,308	—	244,563	—	270,788	8,500	811,159
	2017	274,616	—	230,432	—	246,330	8,100	759,478
__________

(1)
In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718. The grant date fair value of time-based RSU awards is based on the closing stock price on the grant date. The grant date fair value of performance-based RSU awards related to the TSR metric is based on assumed maximum achievement and $8.16 per share based on a Monte Carlo simulation. The grant date fair value of the performance-based RSU awards related to EPS performance is based on the closing date stock price and an assumed probable outcome of target performance. The grant date fair value of the EPS portion of the performance-based RSUs for 2019 at target performance for Messrs. Bauer, Mitchell and Grubbs was $1,092,004, $1,050,002 and $504,000, respectively. The maximum values (at 200% of target) of the EPS portion of the performance-based RSU awards for 2019 determined as of the date of grant for Messrs. Bauer, Mitchell and Grubbs was $2,184,008, $2,100,004 and $1,008,000, respectively. No performance-based RSU awards were made in 2019 to Messrs. Lee or Keeler. Amounts shown do not reflect compensation actually received or that may be realized in the future by the executive officer. For a discussion of the assumptions relating to the valuation of the 2019 awards granted to the NEOs, please see Note 14. Stock-Based

Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Additionally, on July 1, 2019, our Board of Directors, upon the recommendation of our Compensation Committee, modified certain of Mr. Grubbs’ outstanding unvested restricted stock award agreements to provide for pro rata vesting of such awards through the date of Mr. Grubbs’ retirement pursuant to the 2013 LTIP. Consequently, for 2019, Mr. Grubbs’ stock awards value also reflects the aggregate incremental fair value of $712,535 related to such modifications, with the following assumptions: (i) the grant date fair value of the modified performance-based RSU awards related to the TSR metric ($310,824) is based on assumed maximum achievement and $10.97 per share based on a Monte Carlo simulation; (ii) the grant date fair value of the modified performance-based RSU awards related to EPS performance is based on the closing stock price on July 1, 2019, the effective date of the modification, and an assumed probable outcome of target performance, and is valued at $170,579 and $341,157 at target performance and maximum value (at 200% of target), respectively; and (iv) the grant date fair value of the modified time-based RSU awards ($231,132) is based on the closing stock price on July 1, 2019, the effective date of the modification.

(2)
On July 1, 2019, our Board of Directors, upon the recommendation of our Compensation Committee, amended Mr. Grubbs’ outstanding stock option award agreements to allow him to exercise such stock options through the tenth anniversary of the original grant date of each stock option. Consequently, for 2019, Mr. Grubbs’ option awards value also reflects the aggregate incremental fair value of $220,347 related to such modifications, which was established on the effective date of the modifications using the Black-Scholes model for time-based vesting awards.

(3)	Represents the amount earned under our 2019 non-equity, annual cash incentive compensation plan, as described in further detail above in “Compensation Discussion and Analysis”.

(4)	Represents the amount paid by us in 2019 for club membership dues for the NEO ($21,995), contributions to defined contribution plan ($8,400) and the reimbursement of life insurance premiums ($3,180).

(5)	Represents the amount paid by us in 2019 for club membership dues for the NEO ($250), contributions to defined contribution plan ($8,400) and the reimbursement of life insurance premiums ($7,710).

(6)	Represents contributions to defined contribution plan ($8,400) and the reimbursement of life insurance premiums ($5,850) for the NEO.

(7)
Mr. Grubbs retired as our Chief Financial Officer and Treasurer, effective as of December 31, 2019. Mr. Grubbs’ salary for 2019 includes $27,692 that would have otherwise been paid January 2020 but for his retirement, as well as $86,538 in accrued but unused vacation time paid upon Mr. Grubbs’ retirement in accordance with Company policy.

(8)	Mr. Lee became an executive officer of the Company in January 2018 in connection with his appointment as Vice President, General Counsel and Secretary.

(9)	Mr. Lee received a $50,000 signing bonus when he was hired in January 2018.

(10)	Mr. Keeler was appointed Chief Financial Officer and Treasurer of the Company, effective January 1, 2020, in connection with the retirement of Mr. Grubbs.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas F. Bauer	Cash	2/28/2019	640,000	1,280,000	2,560,000	—	—	—	—	—	N/A	—
	Perf.-Based RSUs	2/28/2019	—	—	—	61,905	123,810	247,619	—	—	N/A	$1,698,170
	Time-Based RSUs	2/28/2019	—	—	—	—	—	—	82,539	—	N/A	$1,039,991
Thomas J. Mitchell	Cash	2/28/2019	616,000	1,232,000	2,464,000	—	—	—	—	—	N/A	—
	Perf.-Based RSUs	2/28/2019	—	—	—	59,524	119,048	238,095	—	—	N/A	$1,632,855
	Time-Based RSUs	2/28/2019	—	—	—	—	—	—	79,365	—	N/A	$999,999
Michael D. Grubbs	Cash	2/28/2019	375,000	750,000	1,500,000	—	—	—	—	—	N/A	—
	Perf.-Based RSUs	2/28/2019	—	—	—	28,571	57,143	114,285	—	—	N/A	$783,766
	Time-Based RSUs	2/28/2019	—	—	—	—	—	—	38,095	—	N/A	$479,997
	Modified Perf.-Based RSUs(2)	7/1/2019	—	—	—	14,167	28,335	56,669	—	—	N/A	$481,403
	Modified Time-Based RSUs(2)	7/1/2019	—	—	—	—	—	—	19,197	—	N/A	$231,132
	Modified 1/1/13 Options(2)	7/1/2019	—	—	—	—	—	—	—	94,067	$17.00	$126,933
	Modified 4/7/14 Options(2)	7/1/2019	—	—	—	—	—	—	—	50,211	$16.17	$93,414
David C. Lee	Cash	2/28/2019	87,500	175,000	350,000	—	—	—	—	—	N/A	—
	Time-Based RSUs	2/28/2019	—	—	—	—	—	—	8,904	—	N/A	$112,190
Glenn J. Keeler	Cash	2/28/2019	121,875	243,750	487,500	—	—	—	—	—	N/A	—
	Time-Based RSUs	2/28/2019	—	—	—	—	—	—	22,261	—	N/A	$280,489
__________

(1)	See footnotes 1 and 2 to the Summary Compensation Table for information about assumptions used to determine the grant date fair value for these awards.

(2)
On July 1, 2019, our Board of Directors, upon the recommendation of our Compensation Committee, approved a change in the vesting treatment for the time-based RSU awards granted to Mr. Grubbs on February 27, 2017 and February 22, 2018, respectively, and the performance-based RSU awards granted to Mr. Grubbs on February 22, 2018; and extended the exercise period of the stock options granted to Mr. Grubbs on January 1, 2013 and April 7, 2014, respectively. As modified, (i) the time-based RSU awards provide for prorated vesting through the date of Mr. Grubbs’ retirement pursuant to the 2013 LTIP; (ii) the performance-based RSU awards provide for prorated vesting through the date of Mr. Grubbs’ retirement pursuant to the 2013 LTIP; and (iii) the stock options may be exercised through the tenth anniversary of the original grant date of each stock option.

Outstanding Equity Awards as of December 31, 2019

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2019.

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas F. Bauer	94,067(2)		17.00	1/30/2023
	52,854(3)		16.17	4/7/2024
							28,652(4)	446,398
					56,263(5)	876,578
							40,929(6)	637,674
							46,045(7)	717,381
							92,089(7)	1,434,747
							82,539(8)	1,285,958
							173,334(9)	2,700,544
							74,285(9)	1,157,360

Thomas J. Mitchell	94,067(2)		17.00	1/30/2023
	51,533(3)		16.17	4/7/2024
							27,550(4)	429,229
					54,099(10)	842,862
							39,355(6)	613,151
							44,274(7)	689,789
							88,547(7)	1,379,562
							79,365(8)	1,236,507
							166,667(9)	2,596,672
							71,428(9)	1,112,848

Michael D. Grubbs(11)	94,067(2)		17.00	1/30/2023
	50,211(3)		16.17	4/7/2024
							13,225(4)	206,046
					25,967(12)	404,566
							18,891(6)	294,322
							21,252(7)	331,098
							42,502(7)	662,181
							38,095(8)	593,520
							80,000(9)	1,246,400
							34,285(9)	534,160

David C. Lee							1,968(6)	30,661
							8,904(8)	138,724

Glenn J. Keeler	6,350(3)	98,933
	9,625(6)	149,958
	22,261(8)	346,826
__________

(1)
The above table excludes any amounts related to certain performance-based RSUs tied to a TSR performance metric granted on February 27, 2017. Based on the Company’s performance for the performance period from January 1, 2017 to December 31, 2019, as determined by our Board of Directors, upon the recommendation of our Compensation Committee, none of these RSUs vested and the awards were forfeited for no value.

(2)	January 30, 2013 stock option grant.

(3)	April 7, 2014 stock option grant.

(4)	February 27, 2017 RSU award, the remaining one-third of which vested on February 27, 2020.

(5)
February 27, 2017 RSU award that vested on December 31, 2019 based on the achievement of certain performance metrics. On February 13, 2020, upon the recommendation of our Compensation Committee, our Board of Directors certified the actual performance achieved with respect to these RSUs and determined that 56,263 of these RSUs vested as of December 31, 2019. Payment occurred in early 2020 after certification of the performance results.

(6)	February 22, 2018 RSU award, one-third of which vested on February 22, 2020 and the remaining one-third of which vests on February 22, 2021.

(7)	February 22, 2018 RSU award that vests, if at all, on December 31, 2020 based on the achievement of certain performance metrics.

(8)	February 28, 2019 RSU award, one-third of which vested on February 28, 2020 and one-third of which vests on each of February 28, 2021 and February 28, 2022, respectively.

(9)	February 28, 2019 RSU award that vests, if at all, on December 31, 2021 based on the achievement of certain performance metrics.

(10)
February 27, 2017 RSU award that vested on December 31, 2019 based on the achievement of certain performance metrics. On February 13, 2020, upon the recommendation of our Compensation Committee, our Board of Directors certified the actual performance achieved with respect to these RSUs and determined that 54,099 of these RSUs vested. Payment occurred in early 2020 after certification of the performance results.

(11)
Mr. Grubbs retired as our Chief Financial Officer and Treasurer, effective as of December 31, 2019. In accordance with the Letter Agreement entered into in connection with his retirement, certain of Mr. Grubbs’ outstanding equity awards were vested upon his retirement and the remainder of his unvested awards were forfeited.

(12)
February 27, 2017 RSU award that vested on December 31, 2019 based on the achievement of certain performance metrics. On February 13, 2020, upon the recommendation of our Compensation Committee, our Board of Directors certified the actual performance achieved with respect to these RSUs and determined that 25,967 of these RSUs vested. Payment occurred in early 2020 after certification of the performance results.

Option Exercises and Stock Vested
The following table sets forth on an aggregated basis for each of the NEOs, the number and value of shares of our common stock acquired upon exercise of stock options, and the number and value of shares of our common stock acquired upon vesting of RSUs during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Douglas F. Bauer	—	—	51,179	1,061,360
Thomas J. Mitchell	—	—	49,651	1,020,513
Michael D. Grubbs	—	—	23,845	473,913
David C. Lee	—	—	582	13,202
Glenn J. Keeler	—	—	11,159	227,967
__________

(1)	Represents the net shares acquired after withholding shares for tax obligations.

(2)	Represents the value of the acquired shares based on the closing stock price on the date of vesting.

Employment Agreements and RSU Awards
In March 2019, we entered into new employment agreements with each of Messrs. Bauer, Mitchell and Grubbs (the “2019 Employment Agreements”), which replaced our previous employment agreements with such executives. Each of the 2019 Employment Agreements has an initial term of three years and on the third anniversary date (and each annual anniversary date thereafter) will be automatically extended for one additional year unless either party provides the other with at least 60 days’ prior written notice of non-renewal. If a “change in control” (as defined in the 2019 Employment Agreements) occurs during the initial or extended term, then the term will continue for not less than 24 months beyond the month in which the change in control occurs. Both parties have the right to terminate the executive’s employment at any time, with or without cause, and with or without prior notice.
The 2019 Employment Agreements provide that upon termination of employment, each executive will receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued and unpaid vacation and annual bonus. Upon either an “involuntary termination without cause” (as defined in the agreement) or a voluntary termination for a “good reason” (as defined in the agreement), the executive, subject to his delivery of a release of claims, will also be entitled to receive specified severance benefits. If a covered termination occurs during the period beginning three months prior to and ending 24 months after a “change in control” (as defined in the agreement), Messrs. Bauer, Mitchell and Grubbs will be entitled to receive (i) an amount equal to 2, 1.5 and 1.5, respectively, times the sum of his annual base salary plus the average of the greater of (a) the average of the annual cash bonuses received for the two fiscal years ending before the termination; and (b) the target annual bonus for the year in which the termination occurs; and (ii) a pro rata portion of the executive’s annual bonus for the fiscal year in which the termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by our Board of Directors or a committee of our Board of Directors for that year. If a covered termination occurs during the period beginning three months prior to and ending 24 months after a change in control, then the multiplier applicable to the payment described in (i) above will be 3 with respect to Mr. Bauer, and 2.5 with respect to Messrs. Mitchell and Grubbs. In either case and if the executive elects continued healthcare coverage under COBRA, the Company will also directly pay, or reimburse the executive for, the (i) premium for his and his covered dependents through the earlier of (a) the 24-month anniversary of the date of his termination of employment; and (b) the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan(s); and (ii) the premiums to maintain the executive’s life and disability insurance coverage through the 24-month anniversary date of his termination of employment. In the event that the executive’s employment is terminated due to “death or disability” (as defined in the agreement), the executive or his beneficiaries or estate will be entitled to receive an amount equal to the executive’s target bonus for the fiscal year in which the termination occurs plus, if employment is terminated due to a disability, the Company will directly pay, or reimburse, the executive for (i) the premium for executive and his dependents to maintain continued health care coverage pursuant to COBRA through the earlier of (a) the 24-month anniversary of the date of his termination of employment, and (b) the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan(s); and (ii) the premiums to maintain the executive’s life and disability insurance coverage through the 24-month anniversary date of his termination of employment
The 2019 Employment Agreements also provide for, among other things:

•
an annual base salary equal to $800,000 (Mr. Bauer); $770,000 (Mr. Mitchell) and $600,000 (Mr. Grubbs), subject to increase in the discretion of our Board of Directors or a committee of our Board of Directors;

•
eligibility for annual cash performance bonuses targeted at 160% (Mr. Bauer); 160% (Mr. Mitchell); and 125% (Mr. Grubbs) of the executives’ base salaries or such other amount as determined in the sole discretion of our Board of Directors or a committee of our Board of Directors;

•	eligibility to receive stock options and other equity incentive grants as determined by our Board of Directors or a committee of our Board of Directors; and

•
entitlement to all rights and benefits to which the executive is entitled under our benefits and compensation practices that are in effect from time to time and provided to our executive employees generally, as well as benefits provided to the executive consistent with past practices; provided we are not obligated to adopt or maintain any benefits or compensation practices at any time.

The 2019 Employment Agreements contain non-competition provisions and non-solicitation provisions that apply during the term of such agreements and for one year after the termination of the executive’s employment for any reason. However, the post-employment non-competition provisions do not apply and will not be enforced in California or other states where such restrictive covenants are not permitted.
In 2019, we granted 247,619, 238,095 and 114,285 performance-based RSUs to Messrs. Bauer, Mitchell and Grubbs, respectively. The number of performance-based RSUs granted was determined by multiplying (i) the quotient of (x) the target value of the award and (y) the closing market price of the Company’s common stock on the date of grant by (ii) two, representing the maximum number of RSUs that may vest assuming our attainment of the maximum performance objective set by our Board of Directors. For additional details concerning these performance-based RSUs, including applicable performance conditions, see “Compensation Discussion and Analysis—2019 NEO Pay Program—Long-Term Incentives.”

In 2019, we also granted time-based RSUs to Messrs. Bauer (82,539), Mitchell (79,365), Grubbs (38,095), Lee (8,904) and Keeler (22,261) that vest one-third each year beginning on the first anniversary of the grant date.
In connection with Mr. Grubbs’ retirement announcement, on July 1, 2019, the Company and Mr. Grubbs entered into the Letter Agreement. Pursuant to the Letter Agreement, and contingent upon Mr. Grubbs’ continued employment by the Company through the effective date of his retirement and execution of a separation agreement and general release prior to the effective date of his retirement, the Company agreed to modify certain of Mr. Grubbs’ outstanding equity awards. On December 31, 2019, the Company and Mr. Grubbs entered into a separation agreement and general release of claims, which provided for, among other things, the release by Mr. Grubbs of any claims he may have had against the Company and its affiliates relating to his employment with the Company as of the date of his retirement. See the “Executive Compensation—Potential Payments Upon Termination or Change in Control” section of this proxy statement for further information regarding the Letter Agreement and the modifications set forth therein.

Potential Payments Upon Termination or Change in Control
The employment agreements with each of Messrs. Bauer, Mitchell and Grubbs provide for certain payments upon either termination of employment or a change in control, as described in “—Employment Agreements and RSU Awards” above.
The Company entered into severance and change in control protection agreements with Messrs. Keeler and Lee in February 2016 and January 2018, respectively (the “Original Severance Agreements”). In March 2019, the Original Severance Agreements were replaced with new severance and change in control protection agreements with Messrs. Keeler and Lee (the “2019 Severance Agreements”). Each of the 2019 Severance Agreements has an initial term of three years and on the third anniversary date (and each annual anniversary date thereafter) will be automatically extended for one additional year unless either the executive or the Company gives written notice of non-renewal. If a “change in control” (as defined in the 2019 Severance Agreements) occurs during the initial or extended term, then the term will continue for not less than 24 months beyond the month in which the change in control occurs. The 2019 Severance Agreements do not create a contract of employment between the Company and the executive, and both the Company and the executive will have the right to terminate the executive’s employment at any time, with or without cause, and with or without prior notice. In February 2020, the Company entered into amendments to each of the 2019 Severance Agreements with Messrs. Keeler and Lee, respectively (the “2019 Severance Agreement Amendments”), as described below.
The 2019 Severance Agreements provide that upon termination of employment, each executive will receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued and unpaid vacation and annual bonus. Upon either an “involuntary termination without cause” (as defined in the agreement) or a voluntary termination for a “good reason” (as defined in the agreement), each of which is considered a “covered termination”, Messrs. Lee and Keeler, subject to his delivery of a release of claims, will be entitled to receive (i) an amount equal to the sum of his annual base salary plus the greater of (a) the average of the annual cash bonuses received for the two fiscal years ending before the termination; and (b) the target annual bonus for the year in which the termination occurs; and (ii) a pro rata portion of the executive’s annual bonus for the fiscal year in which the termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by our Board of Directors or a committee of our Board of Directors for that year. In either case, and if the executive elects continued healthcare coverage under COBRA, the Company will directly pay, or reimburse, the executive for (i) the monthly premium for his and his covered dependents to maintain health care coverage pursuant to COBRA through the earlier of (a) the 24-month anniversary of the date of his termination of employment, and (b) the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan(s); and (ii) the premiums to maintain the executive’s life and disability insurance coverage through the 24-month anniversary date of his termination of employment. In addition, in the event that the executive’s employment is terminated due to death or disability, the executive or his beneficiaries or estate will be entitled to receive an amount equal to the executive’s target bonus for the fiscal year in which the termination occurs, and if employment is terminated due to a disability, the Company will directly pay, or reimburse, the executive for (i) the premium for executive and his dependents to maintain continued health care coverage pursuant to COBRA through the earlier of (a) the 24-month anniversary of the date of his termination of employment, and (b) the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan(s); and (ii) the premiums to maintain the executive’s life and disability insurance coverage through the 24-month anniversary date of his termination of employment.

The 2019 Severance Agreement Amendments amended the terms of the 2019 Severance Agreements to provide that, in the event of a covered termination in connection with a change in control, the executive will be entitled to receive two (rather than one) times the executive’s base salary plus the greater of (i) the average of the annual cash bonuses received for the two fiscal years ending before the termination; and (ii) the target annual bonus for the year in which the termination occurs.
Our 2013 LTIP provides that upon a “change in control” (as defined in the 2013 LTIP), our Board of Directors may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSU awards will be deemed satisfied.
Time-based RSUs awarded to executives. The time-based RSU awards granted to our NEOs provide that if (i) the executive remains continuously employed by us through the date of the closing of a change in control transaction, and (ii) the award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award will vest as of the date of the closing of the change in control. If (i) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (ii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award will become vested in accordance with the provisions of award agreement, provided that if the executive has a qualifying termination (as defined in the award agreement) before all the RSUs become vested and the executive remains continuously employed by us or our successor-in-interest or an affiliate thereof through the date of such qualifying termination, the RSUs will become fully vested as to all remaining RSUs upon the effective date of such qualifying termination.
The performance-based RSU awards granted to Messrs. Bauer, Mitchell and Grubbs in 2019, 2018 and 2017 include change in control provisions that are summarized as follows:
2019 performance-based RSUs with vesting based on TSR and EPS. In the event a change in control occurs before December 31, 2021, the performance period will terminate on closing of the change in control transaction and the following provisions will apply:

•
If (i) the closing of the change in control transaction occurs on or before January 1, 2020, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, 50% of the maximum number of RSUs issuable pursuant to the award will vest as of the date of the closing of the change in control.

•
If (i) the closing of the change in control transaction occurs on or before January 1, 2020, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, 50% of the maximum number of RSUs issuable pursuant to the award may vest as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through the December 31, 2021, 50% of the maximum number of RSUs issuable pursuant to the award will become fully vested effective as of December 31, 2021 or (b) if executive has a “qualifying termination” (as defined in the award agreement) before December 31, 2021, 50% of the maximum number of RSUs issuable pursuant to the award will become vested upon the effective date of such qualifying termination.

•
If (i) the closing of the change in control transaction occurs after January 1, 2020, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSU granted pursuant to the award will vest as of the date of the closing of the change in control transaction, but only with respect to a number of RSUs equal to the “change in control units” (as defined in the award agreement), which is calculated with reference to actual Company performance through the end of its last fiscal quarter prior to the closing date of the change in control transaction.

•
If (i) the closing of the change in control transaction occurs after January 1, 2020, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award may become vested, but only with respect to a number of RSUs equal to the “change in control units” (as defined in the award agreement), as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through December 31, 2021, such change in control units shall become fully effective as of the Vesting Date or (b) if the executive has a “qualifying termination” before December 31, 2021 and the executive remains continuously employed by us or our successor-in-interest or an affiliate through the date of such qualifying termination, the change in control units will become vested upon the effective date of the qualifying termination. The number of “change in control units” issuable under the applicable award agreement is calculated with reference to actual Company performance through the end of its last fiscal quarter prior to the closing date of the change in control transaction.

2018 performance-based RSUs with vesting based on TSR and EPS. In the event a change in control occurs before December 31, 2020, the performance period will terminate on closing of the change in control transaction and the following provisions will apply:

•
If (i) the closing of the change in control transaction occurs on or before January 1, 2019, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, 50% of the maximum number of RSUs issuable pursuant to the award will vest as of the date of the closing of the change in control.

•
If (i) the closing of the change in control transaction occurs on or before January 1, 2019, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, 50% of the maximum number of RSUs issuable pursuant to the award may vest as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through the December 31, 2020, 50% of the maximum number of RSUs issuable pursuant to the award will become fully vested effective as of December 31, 2020 or (b) if executive has a “qualifying termination” (as defined in the award agreement) before December 31, 2020, 50% of the maximum number of RSUs issuable pursuant to the award will become vested upon the effective date of such qualifying termination.

•
If (i) the closing of the change in control transaction occurs after January 1, 2019, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSU granted pursuant to the award will vest as of the date of the closing of the change in control transaction, but only with respect to a number of RSUs equal to the “change in control units” (as defined in the award agreement), which is calculated with reference to actual Company performance through the end of its last fiscal quarter prior to the closing date of the change in control transaction.

•
If (i) the closing of the change in control transaction occurs after January 1, 2019, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award may become vested, but only with respect to a number of RSUs equal to the “change in control units” (as defined in the award agreement), as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through December 31, 2020, such change in control units shall become fully effective as of the Vesting Date or (b) if the executive has a “qualifying termination” before December 31, 2020 and the executive remains continuously employed by us or our successor-in-interest or an affiliate through the date of such qualifying termination, the change in control units will become vested upon the effective date of the qualifying termination. The number of “change in control units” issuable under the applicable award agreement is calculated with reference to actual Company performance through the end of its last fiscal quarter prior to the closing date of the change in control transaction.

2017 performance-based RSUs with vesting based on TSR and EPS. In the event a change in control occurs before December 31, 2019, the performance period will terminate on closing of the change in control transaction and the following provisions will apply:

•
If (i) the executive remains continuously employed by us through the closing of the change in control transaction, and (ii) the award is not assumed in full by the acquiring or successor company or its affiliate upon closing of the change in control transaction or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award will vest as of the date of the closing of the change in control, but only with respect to a number of RSUs equal to the “change in control units” (as defined in the award agreement), which is calculated with reference to actual Company performance through the end of its last fiscal quarter prior to the closing date of the change in control transaction.

•
If (i) the executive remains continuously employed by us through the closing of the change in control transaction, and (ii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award may become vested, but only with respect a number of RSUs equal to the “change itn control units” (as defined in the award agreement), as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through December 31, 2019, the change in control units will become fully vested as of December 31, 2019; or (b) the executive has a qualifying termination before December 31, 2019 and the executive remains continuously employed by us or our successor-in-interest or an affiliate through the date of the qualifying termination, the change in control units will become vested on the effective date of the qualifying termination.

The following table shows the estimated potential payments upon termination of employment or a change in control for the NEOs. The table assumes that (i) the triggering event took place on December 31, 2019, the last business day of our fiscal 2019; (ii) except in the case of termination for cause by the Company and termination by executive without good reason, our Board of Directors determines that all outstanding options would become exercisable; (iii) except in the case of termination for cause by the Company, termination by executive without good reason and death or disability, our Compensation Committee would accelerate all time-based RSUs that remain unvested; (iv) the intrinsic value of equity vesting acceleration is computed, (a) in the case of unexercised options, by multiplying the difference between the exercise prices of the unexercised options and the closing market price of our common stock on December 31, 2019 ($15.58), the last trading day of our fiscal year 2019, by the number of unexercised options and, (b) in the case of unvested RSUs, by multiplying the closing market price of our common stock on December 31, 2019 ($15.58), the last trading day of our fiscal year 2019, by the number of unvested RSUs; (v) in the case of an involuntary termination without cause, a voluntary termination for good reason or a change in control with voluntary termination for good reason or involuntary termination without cause, a performance incentive bonus was earned under our 2019 annual incentive plan at the level set forth in the Summary Compensation table for each individual; (vi) in the case of death or disability, a performance incentive bonus was earned under our 2019 annual incentive plan at target level for each individual; (vii) in the case of Messrs. Bauer and Mitchell, the executive receives a payout with respect to all outstanding performance-based RSUs based on target performance; (viii) in the case of Messrs. Bauer, Mitchell, Lee and Keeler, the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA for 24 months using rates of approximately $2,000 per month; (ix) in the case of Messrs. Bauer and Mitchell, the executive receives premiums to maintain his life insurance coverage for 24 months using rates of $3,180, $7,710 and $5,850 per year, respectively; and (x) in the case of Messrs. Bauer, Mitchell, Lee and Keeler, the executive remains continuously employed by us through the date of closing of the change in control transaction, the award is not assumed in full by the acquiring or successor company or its affiliate or otherwise continued in full force and effect and the change in control transaction closed on December 31, 2019. The Company and the affected executives may, depending upon the circumstances, negotiate for different payments that may be higher or lower than those described in the table. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

Name	Payments and Benefits	Involuntary Termination For Cause or Voluntary Termination Other Than for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason ($)	Change in Control With Voluntary Termination for Good Reason or Involuntary Termination Without Cause(1) ($)	Death or Disability ($)
Douglas F. Bauer	Severance	—	6,310,785	8,543,938	1,280,000
	Equity awards	—	—	7,742,395	4,517,786
	Continued benefits	—	54,360	54,360	54,360(2)
	Total	—	6,365,145	16,340,693	5,852,146
Thomas J. Mitchell	Severance	—	4,998,271	7,146,911	1,232,000
	Equity awards	—	—	7,444,615	4,344,021
	Continued benefits	—	63,420	63,420	63,420(2)
	Total	—	5,061,691	14,654,946	5,639,441
David C. Lee	Severance	—	877,175	877,175	125,000
	Equity awards	—	—	169,386	51,858
	Continued benefits	—	48,000	48,000	48,000(2)
	Total	—	925,175	1,094,561	224,858
Glenn J. Keeler	Severance	—	934,803	934,803	243,750
	Equity awards	—	—	595,717	244,188
	Continued benefits	—	48,000	48,000	48,000(2)
	Total	—	982,803	1,578,520	535,938
__________

(1)
In the event of a change in control where the executive does not incur a separation from service before the date of closing of the change in control transaction and the award is not assumed in full by the acquiring or successor company or its affiliate or otherwise continued in full force and effect, the executives’ equity awards would vest as provided in this column.

(2)	Payable only in the event the executive’s employment is terminated due to disability.
The above table does not include Mr. Grubbs, who retired as our Chief Financial Officer and Treasurer, effective as of December 31, 2019. Mr. Grubbs did not receive any severance benefits in connection with his retirement, although pursuant to the Letter Agreement, we approved a change in the vesting treatment for the time-based RSU awards granted to Mr. Grubbs on February 27, 2017 and February 22, 2018, respectively, and the performance-based RSU awards granted to Mr. Grubbs on February 22, 2018; and extended the exercise period of the stock options granted to Mr. Grubbs on January 1, 2013 and April 7, 2014, respectively, in each case subject to continued employment through the date of retirement and the execution of a separation agreement and general release of claims. As modified, (i) the time-based RSU awards provide for prorated vesting through the date of Mr. Grubbs’ retirement pursuant to the 2013 LTIP; (ii) the performance-based RSU awards provide for prorated vesting through the date of Mr. Grubbs’ retirement pursuant to the 2013 LTIP; and (iii) the stock options may be exercised through the tenth anniversary of the original grant date of each stock option. In connection with Mr. Grubbs’ retirement at the end of 2019, we and Mr. Grubbs entered into a separation agreement and general release of claims.

The above table does not give effect to performance-based and time-based RSUs awarded to our NEOs in February 2020 nor does it give effect to the changes effected by the 2019 Severance Agreement Amendments that were entered into in February 2020.
The foregoing descriptions of the performance-based RSU awards, the 2019 Employment Agreements, the 2019 Severance Agreements and the Letter Agreement are summaries only and are not complete. The full text of the award agreements, the 2019 Employment Agreements, the 2019 Severance Agreements and the Letter Agreement are included as exhibits to our quarterly report on Form 10-Q filed with the SEC on April 25, 2019 and July 25, 2019 and current reports on Form 8-K filed with the SEC on March 2, 2016, February 28, 2017, February 26, 2019 and July 1, 2019.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for 2019:

•	the annual total compensation of our CEO, Mr. Bauer, was $5,434,074; and

•	the median of the annual total compensation of all of our employees (other than our CEO) as of December 31, 2019 (our “Median Employee”) was $123,320.

Based on this information, the ratio of the annual total compensation of our CEO to that of our Median Employee in 2019 was approximately 44 to 1.

For purposes of calculating the pay ratio, we determined the annual total compensation of our CEO and our Median Employee as follows:

•	As of December 31, 2019, our employee population consisted of 1,386 individuals.

•
We identified our Median Employee by ranking from lowest to highest the amount of total cash compensation paid to each of these employees (other than the CEO) in 2019. We excluded from the ranking 10 employees that were hired in the last two weeks of 2019 and received no cash compensation during the year. Total cash compensation consists of all wages, cash bonus payments and other cash payments representing compensation during the period. We annualized the total cash compensation of 271 full-time and part-time employees included in our employee population who were hired in 2019 but did not work for us the entire year.

•
We believe total cash compensation is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees, with only approximately 13% of our employees receiving annual equity awards as part of their compensation package in 2019.

•
We calculated the annual total compensation of our CEO and our Median Employee using the same methodology that we use to calculate the annual total compensation of our NEOs as set forth in the Fiscal 2019 Summary Compensation Table included elsewhere in this proxy statement, except that, in order to better reflect our employee compensation practices, the annual total compensation for our CEO and for our Median Employee includes the dollar value of non-discriminatory health and welfare benefit contributions made by the Company, which are not required to be reported as compensation for our CEO in the Fiscal 2019 Summary Compensation Table. The difference between our CEO’s annual total compensation reported in the “Total” column of the Fiscal 2019 Summary Compensation Table and the annual total compensation set forth above represents health and welfare benefit contributions (in an amount equal to $17,858).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
The following table sets forth the total cash and equity compensation paid to non-employee directors for their service on our Board of Directors and committees of our Board of Directors during fiscal 2019:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Lawrence B. Burrows	85,000	139,988	224,988
Daniel S. Fulton	101,000	139,988	240,988
Steven J. Gilbert	175,000	139,988	314,988
Vicki D. McWilliams	101,000	139,988	240,988
Constance B. Moore	111,000	139,988	250,988
Thomas B. Rogers	110,000	139,988	249,988
__________

(1)
The amounts reported in this column reflect the aggregate grant date fair value of RSU awards to each of the non-employee directors, computed in accordance with FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the directors. For a discussion of the assumptions relating to the valuation of the awards, please see Note 14. Stock Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019.

Compensation of Non-Employee Directors
Directors who are full-time employees do not receive any compensation for their services as directors. The cash and equity compensation that we pay to our non-employee directors is comprised of the following:

•	an annual cash retainer of $75,000 and a restricted stock award of $140,000 (based upon the closing price on the date of grant);

•	an additional annual cash retainer of $25,000 to the Chair of our Audit Committee and an additional cash retainer of $16,000 for the other members of our Audit Committee;

•	an additional annual cash retainer of $20,000 to the Chair of our Compensation Committee and an additional cash retainer of $10,000 for the other members of such committee;

•	an additional annual cash retainer of $15,000 to the Chair of our Nominating and Corporate Governance Committee and an additional cash retainer of $10,000 for the other members of such committee; and

•	an additional annual cash retainer of $75,000 to the Chairman of our Board of Directors.
We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, but not limited to, travel expenses in connection with their attendance in-person at board and committee meetings.
Director Stock Ownership Requirement
Each of our independent directors is required, within five years of becoming a member of our Board of Directors, to own shares of common stock equal to five times the annual cash retainer payable to non-employee directors.

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee of our Board of Directors is required by the SEC and, in accordance with SEC rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2019. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm for 2019, the audited financial statements for the fiscal year ended December 31, 2019. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP the accounting firm’s independence.
Based upon the foregoing review and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Form 10‑K for the fiscal year ended December 31, 2019 for filing with the SEC.
Respectfully submitted by:
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Thomas B. Rogers, Audit Committee Chair
Daniel S. Fulton
Vicki D. McWilliams
Constance B. Moore

February 12, 2020

MANAGEMENT
Set forth below are the names, ages and positions of TRI Pointe’s executive officers as of March 3, 2020. Each executive officer shall hold office until the executive officer’s respective successor is elected and qualified or until the executive officer’s earlier death, resignation or removal.

Name	Age	Position
Douglas F. Bauer	58	Chief Executive Officer
Thomas J. Mitchell	59	President and Chief Operating Officer
Glenn J. Keeler	43	Chief Financial Officer, Chief Accounting Officer and Treasurer
David C. Lee	48	Vice President, General Counsel and Secretary
For biographical information for Mr. Douglas F. Bauer, see “Board of Directors—Director Nominees.”
THOMAS J. MITCHELL. Mr. Mitchell has served as TRI Pointe’s President and Chief Operating Officer since January 30, 2013. He served as a member of the board of managers of TPH LLC prior to its conversion into a corporation. Prior to forming TPH LLC in April 2009, from 1988 to 2009, Mr. Mitchell served in several capacities, including most recently Executive Vice President, for William Lyon Homes, a homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. Through his various roles within that company, Mr. Mitchell developed a broad background and experience in all aspects of residential construction and land development. Prior to his 20-year tenure at William Lyon Homes, Mr. Mitchell spent over two years with The Irvine Company in their community development group and over two years with Pacific Savings Bank. Throughout his career, Mr. Mitchell has obtained significant experience in land acquisition, land entitlement, land development, project planning, product design, construction operations, project and company finance, sales and marketing, customer satisfaction and warranty service. Mr. Mitchell has more than 30 years of experience in the real estate development and homebuilding industry. His accomplishments have been recognized by, among other things, him being awarded the Outstanding Home Design and National Home of the Year awards and being identified by Home Builder Executive as a Top 100 President. In 2004, Mr. Mitchell was awarded the BIA Inland Empire Builder of the Year. Mr. Mitchell received his B.A. from California State University of Long Beach.
GLENN J. KEELER. Mr. Keeler joined TRI Pointe in February 2013 and was appointed as our Chief Financial Officer and Treasurer on January 1, 2020. He continues to serve as our Chief Accounting Officer. From 2011 until 2013, he served as Corporate Controller of STEC, Inc., a publicly traded, global provider of enterprise-class solid state drives. From 2006 until 2011, Mr. Keeler served as Director of Finance and Controller of Lantronix, Inc., a publicly traded designer, developer, marketer and seller of networking and communications products. Mr. Keeler spent six years at Ernst & Young LLP serving clients in the real estate, technology and manufacturing industries. Mr. Keeler is a Certified Public Accountant (inactive) in California and earned his B.A. from California State University Dominguez Hills.
DAVID C. LEE. Mr. Lee has served as our Vice President, General Counsel and Secretary since January 2018. From 2013 until joining our management team, Mr. Lee was a partner in the Orange County and Los Angeles offices of K&L Gates LLP, where he focused on capital markets transactions, mergers and acquisitions and general corporate and securities matters. From 2004 to 2013, Mr. Lee was a corporate and securities lawyer with Gibson, Dunn & Crutcher LLP, and from 1998 to 2004, Mr. Lee served as special counsel in the Office of Chief Counsel at the U.S. Securities and Exchange

Commission’s Division of Corporation Finance and as counsel to an SEC Commissioner. Mr. Lee received his B.A. from University of California, Riverside, his M.B.A. from Loyola Marymount University and his law degree from Loyola Law School, Los Angeles.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires TRI Pointe’s directors and certain officers, and persons who own more than 10% of a registered class of TRI Pointe equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of TRI Pointe common stock and other equity securities. Certain officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish TRI Pointe with copies of all Section 16(a) forms they file. To TRI Pointe’s knowledge, based on information furnished by these persons, all Section 16(a) filing requirements applicable to TRI Pointe’s directors, executive officers and greater-than-ten-percent stockholders were complied with on a timely basis during the fiscal year ended December 31, 2019, except that due to an administrative error, the Forms 4 for each of Messrs. Burrows, Rogers, Fulton and Gilbert and Mses. Moore and McWilliams in connection with their annual non-employee director grants were filed one day late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation described in the section entitled “Executive Compensation,” our executive officers, directors and other related parties will be entitled to receive, or have received since the beginning of the last fiscal year, material financial and other benefits, including the following:
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and our current executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Conflicts of Interest
TRI Pointe has adopted written Corporate Governance Guidelines that, among other things, require directors to disclose to the Chairman of our Board of Directors personal or business interests that involve an actual or potential conflict of interest. In addition, our Code of Business Conduct and Ethics requires that a “Related Person Transaction” must be approved in advance by a vote of a majority of our disinterested and independent directors. A “Related Person Transaction” means any transaction, arrangement or relationship in which (i) TRI Pointe is a participant, (ii) the amount involved will, or may be expected to, exceed $120,000, and (iii) a “Related Person” has, or will have, a direct or indirect material interest. “Related Person” means (i) a member of our Board of Directors of the Company and any nominee; (ii) an executive officer (as defined under Securities and Exchange Commission rules) of the Company; (iii) any stockholder beneficially owning more than five percent of any outstanding class of TRI Pointe’s voting securities; (iv) an Immediate Family Member of any such person, and (v) any entity in which any person identified in (i) through (iii) is employed, or is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest. “Immediate Family Member” means any spouse, child, stepchild, son-in-law or daughter-in-law, parent, stepparent, mother-in- law or father-in-law, sibling, brother-in-law or sister-in-law of a person, and any person sharing the household of such person (other than a tenant or employee). Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions) (collectively, “Senior Officers” and each a “Senior Officer”) must comply with our Code of Ethics for Senior Executive and Financial Officers, which requires the prior written approval of our Audit Committee before a Senior Officer makes any investment, accepts any position or benefits, participates in any transaction or business arrangement or otherwise acts in a manner that creates or appears to create a conflict of interest. Neither the adoption of these policies nor any communication concerning these policies is intended to constitute a representation concerning past, present or future compliance by the persons subject to them. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our Board of Directors, without a vote of stockholders.

AUDIT COMMITTEE MATTERS
Independent Registered Public Accounting Firm Fees
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by Ernst & Young LLP. All fees below were approved by our Audit Committee in conformity with our Audit Committee’s pre-approval process.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$1,954,356	$2,137,000
Audit-Related Fees(2)	25,000	25,000
Tax Fees(3)	407,368	293,163
All Other Fees(4)	2,000	2,000
Total	$2,388,723	$2,457,163
__________

(1)
These are fees for audit services and related expenses, including fees associated with the annual audit, including the integrated audit of internal control over financial reporting, and reviews of the Company’s SEC filings.

(2)	These are fees for assurance and related services performed by Ernst & Young LLP, including consulting on financial accounting/reporting standards.

(3)
These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. This includes the preparation of TRI Pointe Group’s and its consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.

(4)	These are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Our Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate, retain and oversee the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting). Our internal auditing function and the independent registered public accounting firm reports directly to our Audit Committee. Our Audit Committee has the sole authority to approve all audit engagement fees and terms, and our Audit Committee, or the Chair of our Audit Committee, must pre-approve any audit and non-audit services provided to us by the independent registered public accounting firm and the fees and terms thereof (provided that the Chair may not pre-approve services in excess of $25,000 and must report any such approval to the full Audit Committee at the next regularly scheduled meeting of our Audit Committee).

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Stockholders who wish to submit a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a‑8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us on or before November 13, 2020 at TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Corporate Secretary.
Any stockholder who intends to nominate an individual for election to our Board of Directors or submit a matter for consideration at the 2021 annual meeting, other than by submitting a proposal to be included in our 2021 proxy statement, must give timely notice according to our Bylaws. Our Bylaws provide that, to be timely for submission to the 2021 annual meeting, a stockholder’s notice must be mailed to and received at our principal executive offices, at 19540 Jamboree Road, Suite 300, Irvine, California 92612 not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials or notice of availability of proxy materials (whichever is earlier) for the 2020 annual meeting; provided, however, that if the 2021 annual meeting is held or the 2021 annual meeting date is called for a date that is not within 30 days from the first anniversary date of the 2020 annual meeting, then written notice by a stockholder in order to be timely must be received no earlier than the 120th day before the date of such annual meeting and not later than the later of the 90th day before the date of such annual meeting, as originally convened, or the close of business on the tenth day following the day on which the first public disclosure of the date of such annual meeting was made. For the avoidance of doubt, if the notice of proposed matter or nominated individual is not received during this timeframe, such proposal will be deemed untimely and will not be accepted.
For each matter any stockholder intends to bring before the 2021 annual meeting, the stockholder’s notice must comply with all applicable provisions of our Bylaws, including a description of the proposal or business (including the complete text of any resolutions to be presented at the annual meeting, and, in the event that such business includes a proposal to amend our Bylaws, the text of the proposed amendment), the reasons for conducting such business at the annual meeting, and any material interest the stockholder has in that business as well as information regarding the stockholder, the number of shares of our common stock that the stockholder owns and a representation that such stockholder intends to appear in person or by proxy at the annual meeting. Any stockholder proposals must also comply in all respects with the rules and regulations of the SEC. For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8‑K, filed with the SEC on October 27, 2016.

ANNUAL MEETING OF STOCKHOLDERS OF

TRI POINTE GROUP, INC.

April 22, 2020

PROXY VOTING INSTRUCTIONS

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NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
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Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4 AND FOR "EVERY ONE YEAR" WITH RESPECT TO PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

	FOR	AGAINST	ABSTAIN
Douglas F. Bauer	☐	☐	☐
Lawrence B. Burrows	☐	☐	☐
Daniel S. Fulton	☐	☐	☐
Steven J. Gilbert	☐	☐	☐
Vicki D. McWilliams	☐	☐	☐
Constance B. Moore	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Approval, on a non-binding, advisory basis, of the compensation of TRI Pointe Group, Inc.'s named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF EVERY ONE YEAR WITH RESPECT TO PROPOSAL 3.

	EVERY ONE YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
3. Advisory, non-binding vote on the frequency of future advisory votes to approve the compensation of TRI Pointe Group, Inc.'s named executive officers.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

TRI POINTE GROUP, INC.

April 22, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/18094

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333333030040300 6 042220

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4 AND FOR "EVERY ONE YEAR" WITH RESPECT TO PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

	FOR	AGAINST	ABSTAIN
Douglas F. Bauer	☐	☐	☐
Lawrence B. Burrows	☐	☐	☐
Daniel S. Fulton	☐	☐	☐
Steven J. Gilbert	☐	☐	☐
Vicki D. McWilliams	☐	☐	☐
Constance B. Moore	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. Approval, on a non-binding, advisory basis, of the compensation of TRI Pointe Group, Inc.'s named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF EVERY ONE YEAR WITH RESPECT TO PROPOSAL 3.

	EVERY ONE YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
3. Advisory, non-binding vote on the frequency of future advisory votes to approve the compensation of TRI Pointe Group, Inc.'s named executive officers.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

TRI POINTE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF TRI POINTE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS ON APRIL 22, 2020

The undersigned appoint(s) Douglas F. Bauer and Thomas J. Mitchell, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of TRI Pointe Group, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of TRI Pointe Group, Inc. to be held at 10:00 a.m. local time on Wednesday, April 22, 2020, at 19540 Jamboree Road, Suite 300, Irvine, California 92612, and any adjournment or postponement of that meeting.

(Continued and to be signed on the reverse side.)

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